Exhibit 3.1
SIXTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
MPLX LP
A Delaware Limited Partnership
Dated as of
February 1, 2021

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i

(continued)

ii

(continued)

iii

SIXTH AMENDED AND RESTATED AGREEMENT OF
LIMITED PARTNERSHIP OF MPLX LP
THIS SIXTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF MPLX LP dated as of February 1, 2021, is entered into by and among MPLX GP LLC, a Delaware limited liability company, as the General Partner, together with any other Persons who are or become Partners in the Partnership or parties hereto as provided herein.
WHEREAS, the General Partner and the other parties thereto entered into that certain First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of October 31, 2012 (as amended, the “First Restated Agreement”);
WHEREAS, acting pursuant to the power and authority granted pursuant to Section 13.1 of the First Restated Agreement, the General Partner amended and restated the First Restated Agreement by entering into the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 13, 2016 (the “Second Restated Agreement”), to provide for a new class of convertible preferred securities and to provide for such other changes as the General Partner determined to be necessary and appropriate;
WHEREAS, acting pursuant to the power and authority granted pursuant to Section 13.1 of the Second Restated Agreement, the General Partner amended and restated the Second Restated Agreement by entering into the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 31, 2016 (as amended, the “Third Restated Agreement”), to eliminate all references to a previously outstanding class of Limited Partner Interests designated as Class A Units (which had been cancelled in exchanged for newly issued Common Units) and to provide for such other changes as the General Partner determined to be necessary and appropriate;
WHEREAS, acting pursuant to the power and authority granted pursuant to Section 13.1 of the Third Restated Agreement, the General Partner amended and restated the Third Restated Agreement by entering into the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of February 1, 2018 (as amended, the “Fourth Restated Agreement”), to reflect the transactions consummated pursuant to the Partnership Restructuring Agreement (as defined below) and to provide for such other changes as the General Partner determined to be necessary and appropriate;
WHEREAS, acting pursuant to the power and authority granted pursuant to Section 13.1 of the Fourth Restated Agreement, the General Partner amended and restated the Fourth Restated Agreement by entering into the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 30, 2019 (as amended, the “Fifth Restated Agreement”), to reflect the transactions consummated pursuant to the ANDX Merger Agreement (as defined below) and to provide for such other changes as the General Partner determined to be necessary and appropriate;
WHEREAS, Giant Industries, as the holder of all of the outstanding TexNew Mex Units (as defined below), entered into a TexNew Mex Unit Waiver, Conveyance and Cancellation Agreement (the “Waiver, Conveyance and Cancellation Agreement”) with the Partnership and General Partner, effective as of February 1, 2021, pursuant to which (i) Giant Industries (a) waived its rights to distributions with respect to the TexNew Mex Units for the fourth quarter of 2020 and for January 2021, (b) conveyed, transferred and assigned the TexNew Mex Units to the Partnership for cancellation and (c) consented to the changes to the Fifth Restated Agreement reflected in this Agreement and (ii) the parties agreed that the Capital Account associated with the TexNew Mex Units (the “Former TexNew Mex Capital Account”) would be reassigned to and thereafter be associated with Giant Industries’ Special Limited Partner Interest;
WHEREAS, Section 13.1 of the Fifth Restated Agreement provides that the General Partner may, without the approval of any Limited Partner, amend any provision of the Fifth Restated Agreement to reflect, among other things, (i) any change that the General Partner determines does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect; (ii) an amendment that the General Partner determines to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act); (iii) an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Partnership Interests pursuant to Section 5.6 of the Fifth Restated Agreement; or (iv) an amendment that the General Partner determines is required to effect the intent expressed in the IPO Registration Statement or the intent of the provisions of the Fifth Restated Agreement or is otherwise contemplated by the Fifth Restated Agreement;
WHEREAS, the General Partner has determined that the changes to the Fifth Restated Agreement reflected in this Agreement (i) do not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect (other than Giant Industries, as the holder of all of the outstanding TexNew Mex Units, which consented to the changes to the Fifth Restated Agreement reflected in this Agreement pursuant to the Waiver, Conveyance and Cancellation Agreement); (ii) are necessary and appropriate to reflect Giant Industries’ waiver of distributions on the TexNew Mex Units and its conveyance, transfer and assignment of the TexNew Mex Units to the Partnership for cancellation pursuant to the Waiver, Conveyance and Cancellation Agreement; or (iii) are required to effect the intent of the provisions of the Fifth Restated Agreement or are otherwise contemplated by the Fifth Restated Agreement; and
WHEREAS, the General Partner desires to amend and restate the Fifth Restated Agreement in its entirety to (i) reflect the cancellation of the TexNew Mex Units resulting from the conveyance in the Waiver, Conveyance and Cancellation Agreement and (ii) provide for such other changes that the General Partner has determined are necessary and appropriate in connection with the foregoing.
NOW, THEREFORE, the General Partner does hereby amend and restate the Fifth Restated Agreement, pursuant to its authority under Section 13.1 of the Fifth Restated Agreement, to provide, in its entirety, as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, stock acquisition, merger or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing, over the long-term, the operating capacity or operating income of the Partnership Group from the operating capacity or operating income of the Partnership Group existing immediately prior to such transaction. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months.
“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each taxable period of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable period, are reasonably expected to be allocated to such Partner in subsequent taxable periods under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable period, are reasonably expected to be made to such Partner in subsequent taxable periods in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the taxable period in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d) (ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of a Series A Preferred Unit, a Common Unit or any other specified interest in the Partnership shall be the amount which such Adjusted Capital Account would be if such General Partner Interest, a Series A Preferred Unit, a Common Unit or other interest in the Partnership were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Interest, Series A Preferred Unit, Common Unit or other interest in the Partnership was first issued.
“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i).
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term

“control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).
“Agreed Value” of any Contributed Property means the fair market value of such property or asset at the time of contribution and in the case of an Adjusted Property, the fair market value of such Adjusted Property on the date of the revaluation event as described in Section 5.5(d)(i), in both cases as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.
“Agreement” means this Sixth Amended and Restated Agreement of Limited Partnership of MPLX LP, as it may be amended, supplemented or restated from time to time.
“ANDX” means Andeavor Logistics LP, a Delaware limited partnership and affiliate of the General Partner.
“ANDX Merger” means the merger of ANDX Merger Sub with and into ANDX with ANDX surviving as a wholly-owned subsidiary of the Partnership that occurred on July 30, 2019 pursuant to the ANDX Merger Agreement.
“ANDX Merger Agreement” means that certain Agreement and Plan of Merger, dated May 7, 2019, by and among the Partnership, the General Partner, ANDX Merger Sub, ANDX, and Tesoro Logistics GP, LLC, a Delaware limited liability company and general partner of ANDX, pursuant to which, on July 30, 2019 in connection with the ANDX Merger, (i) each common unit representing a limited partner interest in ANDX outstanding immediately prior to the ANDX Merger was converted into the right to receive Common Units in the Partnership, (ii) each 6.875% Series A Fixed-to-Floating Rate Cumulative Preferred Redeemable Perpetual Preferred Unit, liquidation preference $1,000 per unit, representing a limited partner interest in ANDX outstanding immediately prior to the ANDX Merger was converted into the right to receive a new Series B Preferred Unit in the Partnership, (iii) each TexNew Mex Unit representing a limited partner interest in ANDX outstanding immediately prior to the ANDX Merger was converted into the right to receive a new TexNew Mex Unit in the Partnership and (iv) the ANDX Special Limited Partner Interest was converted into the right to receive a new Special Limited Partner Interest in the Partnership.
“ANDX Merger Sub” means MPLX MAX LLC, a Delaware limited liability company and wholly-owned subsidiary of the Partnership.
“ANDX Special Limited Partner Interest” means the Special Limited Partner Interest representing a limited partner interest in ANDX outstanding immediately prior to the ANDX Merger.
“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest, (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.
“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a)    the sum of:
(i)    all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter; and
(ii)    if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) resulting from Working Capital Borrowings made subsequent to the end of such Quarter; less
(b)    the amount of any cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to:
(i)    provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter;
(ii)    comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject; or
(iii)    provide funds for distributions under Section 6.3 in respect of any one or more of the next four Quarters;
provided, however, that the General Partner may not establish cash reserves pursuant to subclause (iii) above if the effect of such reserves would be that the Partnership is unable to distribute $0.2625 (subject to proportionate adjustments in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Limited Partner Units or otherwise) of Limited Partner Units or other Partnership Interests in accordance with Section 5.9) on all Common Units, with respect to such Quarter; provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash within such Quarter if the General Partner so determines.
Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.
“beneficial owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time and the term “beneficially owned” has a corresponding meaning.
“Board of Directors” means, with respect to the General Partner, its board of directors or board of managers, if the General Partner is a corporation or limited liability company, or the board of directors or board of managers of the general partner of the General Partner, if the General Partner is a limited partnership, as applicable.
“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Ohio shall not be regarded as a Business Day.
“Calculation Agent” means the calculation agent (including its successors and assigns) for the Series B Preferred Units appointed by the General Partner prior to commencement of any Series B Floating Rate Period. For the avoidance of doubt, the General Partner may appoint itself or its Affiliates as the Calculation Agent.
“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of a Preferred Unit, a Common Unit or any other Partnership Interest shall be the amount which such Capital Account would be if such Preferred Unit, Common Unit or other Partnership Interest was the only interest in the Partnership held by such Partner from and after the date on which such Preferred Unit, Common Unit or other Partnership Interest was first issued. As of February 1, 2021, the effective date of the Waiver, Conveyance and Cancellation Agreement, and thereafter, the Capital Account associated with the Special Limited Partner Interest includes the Former TexNew Mex Capital Account.
“Capital Contribution” means (a) any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Limited Partner Units, the amount of any underwriting discounts or commissions) or (b) current distributions that a Partner is entitled to receive but otherwise waives.
“Capital Improvement” means (a) the construction of new capital assets by a Group Member, (b) the replacement, improvement or expansion of existing capital assets by a Group Member or (c) a capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has, or after such capital contribution will have, directly or indirectly, an equity interest, to fund such Group Member’s pro rata share of the cost of the construction of new, or the replacement, improvement or expansion of existing, capital assets by such Person, in each case if and to the extent such construction, replacement, improvement or expansion is made to increase, over the long-term, the operating capacity or operating income of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the operating capacity or operating income of the Partnership Group or such Person, as the case may be, existing immediately prior to such construction, replacement, improvement, expansion or capital contribution. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months.
“Capital Surplus” means Available Cash distributed by the Partnership in excess of Operating Surplus.
“Carrying Value” means (a) with respect to a Contributed Property or Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination; provided that the Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.5(d)(i) to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.
“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable to the Partnership or any Limited Partner for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.
“Certificate” means a certificate, in such form (including global form if permitted by applicable rules and regulations of the Depository) as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more classes of Partnership Interests.
“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Eligible Holder” means a Limited Partner whose nationality, citizenship or other related status the General Partner determines, upon receipt of an Eligibility Certificate or other requested information, does not or would not create under any federal, state or local law or regulation to which a Group Member is subject, a substantial risk of cancellation or forfeiture of any property, including any governmental permit, endorsement or other authorization, in which a Group Member has an interest.
“claim” (as used in Section 7.12(g)) has the meaning given such term in Section 7.12(g).
“Closing Date” means October 31, 2012, being the first date on which Common Units were sold by the Partnership to the IPO Underwriters pursuant to the provisions of the IPO Underwriting Agreement.
“Closing Price” for any day, with respect to Limited Partner Interests of a particular class, means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the last closing bid and ask prices on such day, regular way, in either case as reported on the principal National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange, the average of the high bid and low ask prices on such day in the over-the-counter market, as reported by such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and ask prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.
“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.
“Combined Interest” has the meaning given such term in Section 11.3(a).
“Commences Commercial Service” means the date upon which a Capital Improvement is first put into or commences commercial service by a Group Member following completion of construction, replacement, improvement or expansion and testing, as applicable.
“Commission” means the United States Securities and Exchange Commission.
“Common Unit” means a Limited Partner Interest having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Series A Preferred Unit prior to its conversion into a Common Unit pursuant to the terms hereof.
“Common Unitholder” means a Record Holder of Common Units.
“Conflicts Committee” means a committee of the Board of Directors composed of two or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner (other than Group Members), (c) is not a holder of any ownership interest in the General Partner or its Affiliates or the Partnership Group other than (i) Common Units and (ii) awards that are granted to such director in his or her capacity as a director under any long-term incentive plan, equity compensation plan or similar plan implemented by the General Partner or the Partnership and (d) is determined by the Board of Directors to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading (or if no such National Securities Exchange, the New York Stock Exchange).
“Construction Debt” means debt incurred to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on other Construction Debt or (c) distributions on Construction Equity.

“Construction Equity” means equity issued to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on Construction Debt or (c) distributions on other Construction Equity.
“Construction Period” means the period beginning on the date that a Group Member enters into a binding obligation to commence a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that the Group Member abandons or disposes of such Capital Improvement.
“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d)(i), such property or other asset shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.
“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of October 31, 2012, among the Partnership, the General Partner, the Operating Company, MPLX Logistics Holdings, MPL, MPC Investment, MPL Investment, Pipe Line Holdings and Ohio River Pipe Line LLC, a Delaware limited liability company, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.
“Control” including the correlative terms “Controlling,” and “Controlled by” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xii).
“Current Market Price” means, as of any date for any class of Limited Partner Interests, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.
“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.
“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or Section 11.2.
“Depository” means The Depository Trust Company and its successors and permitted assigns.
“Derivative Partnership Interests” means any options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative securities relating to, convertible into or exchangeable for Partnership Interests.
“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).
“Eligibility Certificate” means a certificate the General Partner may request a Limited Partner to execute as to such Limited Partner’s (or such Limited Partner’s beneficial owners’) federal income tax status or nationality, citizenship or other related status for the purpose of determining whether such Limited Partner is an Ineligible Holder.
“Employee Services Agreements” means, collectively, (a) that certain Employee Services Agreement, dated effective as of October 1, 2012, among MPL, the General Partner and Marathon Petroleum Logistics Services LLC, a Delaware limited liability company, as such agreement may be amended, supplemented or restated from time to time, and (b) that certain Employee Services Agreement, dated effective as of October 1, 2012, among MPLX Terminal and Storage LLC, a Delaware limited liability company, the General Partner and Catlettsburg Refining LLC, a Delaware limited liability company, as such agreement may be amended, supplemented or restated from time to time.

“Event of Withdrawal” has the meaning given such term in Section 11.1(a).
“Excess Distribution” has the meaning given such term in Section 6.1(d)(iii).
“Excess Distribution Unit” has the meaning given such term in Section 6.1(d)(iii).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.
“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements. Expansion Capital Expenditures shall include interest (including periodic net payments under related interest rate swap agreements) and related fees paid during the Construction Period on Construction Debt. Where cash expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.
“FERC” means the Federal Energy Regulatory Commission, or any successor to the powers thereof.
“Fifth Restated Agreement” has the meaning given to such term in the recitals.
“First Restated Agreement” has the meaning set forth in the recitals to this Agreement.
“Former TexNew Mex Capital Account” has the meaning given to such term in the recitals.
“Fourth Restated Agreement” has the meaning given to such term in the recitals.
“General Partner” means MPLX GP LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).
“General Partner Interest” means the non-economic management interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to receive distributions of cash, property or other assets of the Partnership upon the liquidation or winding-up of the Partnership or otherwise.
“General Partner Unit” means a unit representing a fractional part of the General Partner Interest prior to the conversion of the General Partner Interest into a non-economic management interest pursuant to the Fourth Restated Agreement and the Partnership Restructuring Agreement.
“Giant Industries” means Giant Industries, Inc., a Delaware corporation, and successor in interest to Western Refining Southwest’s interests in the Partnership.
“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.
“Group” means two or more Persons that, with or through any of their respective Affiliates or Associates, have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power over or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.
“Group Member” means a member of the Partnership Group.
“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, in each case, as such may be amended, supplemented or restated from time to time.
“Hedge Contract” means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of a Group Member to fluctuations in interest rates, the price of hydrocarbons, basis differentials or currency exchange rates in their operations or financing activities and not for speculative purposes.
“Holder” means any of the following:
(a)    the General Partner who is the Record Holder of Registrable Securities;
(b)    any Affiliate of the General Partner who is the Record Holder of Registrable Securities (other than natural persons who are Affiliates of the General Partner by virtue of being officers, directors or employees of the General Partner or any of its Affiliates);
(c)    any Person who has been the General Partner within the prior two years and who is the Record Holder of Registrable Securities;
(d)    any Person who has been an Affiliate of the General Partner within the prior two years and who is the Record Holder of Registrable Securities (other than natural persons who were Affiliates of the General Partner by virtue of being officers, directors or employees of the General Partner or any of its Affiliates); and
(e)    a transferee and current Record Holder of Registrable Securities to whom the transferor of such Registrable Securities, who was a Holder at the time of such transfer, assigns its rights and obligations under this Agreement; provided such transferee agrees in writing to be bound by the terms of this Agreement and provides its name and address to the Partnership promptly upon such transfer.
“Incentive Distribution Rights” means the Limited Partner Interests that were outstanding prior to the date of the Fourth Restated Agreement, all of which have been cancelled pursuant to the Fourth Restated Agreement and the Partnership Restructuring Agreement.
“Indemnified Persons” has the meaning given such term in Section 7.12(g)(i).
“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of (i) any Group Member, the General Partner or any Departing General Partner or (ii) any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as a manager, managing member, general partner, director, officer, fiduciary or trustee of another Person owing a fiduciary duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s status, service or relationship exposes such Person to potential claims, demands, suits or proceedings relating to the Partnership Group’s business and affairs.
“Ineligible Holder” means a Limited Partner who is not a Citizenship Eligible Holder or a Rate Eligible Holder.
“Initial Common Units” means the Common Units sold in the Initial Public Offering.
“Initial Public Offering” means the initial offering and sale of Common Units to the public (including the offer and sale of Common Units pursuant to the over-allotment option), as described in the IPO Registration Statement.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) issuances of equity interests of any Group Member (including the Common Units sold to the IPO Underwriters in the Initial Public Offering) to anyone other than the Partnership Group; (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (ii) sales or other dispositions of assets as part of normal retirements or replacements; and (d) capital contributions received by a Group Member.
“Investment Capital Expenditures” means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures.
“IPO Registration Statement” means the Registration Statement on Form S-1 (File No. 333-182500), as was amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Public Offering.
“IPO Underwriter” means each Person named as an underwriter in Schedule I to the IPO Underwriting Agreement who purchased Common Units pursuant thereto.
“IPO Underwriting Agreement” means that certain Underwriting Agreement dated as of October 25, 2012 among the IPO Underwriters, MPC Investment, MPLX Logistics Holdings, the Partnership, the General Partner and the Operating Company providing for the purchase of Common Units by the IPO Underwriters.
“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.
“Limited Partner” means, unless the context otherwise requires, each Person that is or becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership.
“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Series A Preferred Units, Series B Preferred Units, the Special Limited Partner Interest, Common Units or other Partnership Interests (other than the General Partner Interest) or a combination thereof (but excluding Derivative Partnership Interests), and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner pursuant to the terms and provisions of this Agreement.
“Limited Partner Unit” means a Limited Partner Interest that is designated by the General Partner as a “Unit” and shall include Series A Preferred Units, Series B Preferred Units and Common Units.
“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (d) of the third sentence of Section 12.1, the date on which the applicable time period during which the holders of outstanding Limited Partner Units have the right to elect to continue the business of the Partnership has expired without such an election being made and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.
“Liquidation or Sale Loss” means any Net Loss recognized after the Liquidation Date or upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group).
“Liquidator” means one or more Persons selected pursuant to Section 12.3 to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.
“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“M&R Group Member” means M&R Liberty or any Person that is directly or indirectly Controlled by M&R Liberty.
“M&R Liberty” means M&R MWE Liberty, LLC, a Delaware limited liability company.
“Maintenance Capital Expenditures” means cash expenditures (including expenditures for the construction of new capital assets or the replacement, improvement or expansion of existing capital assets) by a Group Member made to maintain, over the long term, the operating capacity or operating income of the Partnership Group. For purposes of this definition, “long term” generally refers to a period of not less than twelve months.
“Merger Agreement” has the meaning given such term in Section 14.1.
“MPC” means Marathon Petroleum Corporation, a Delaware corporation.
“MPC Investment” means MPC Investment LLC, a Delaware limited liability company.
“MPL” means Marathon Pipe Line LLC, a Delaware limited liability company.
“MPL Investment” means MPL Investment LLC, a Delaware limited liability company.
“MPLX Logistics Holdings” means MPLX Logistics Holdings LLC, a Delaware limited liability company.
“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).
“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property or other asset reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property or other asset is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any Liabilities either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case as determined and required by the Treasury Regulations promulgated under Section 704(b) of the Code.
“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d).
“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d).
“Non-Affiliate Transfer Period” is defined in Section 5.14(b)(viii)(D).
“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.
“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.
“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice” means a written request from a Holder pursuant to Section 7.12 which shall (a) specify the Registrable Securities intended to be registered, offered and sold by such Holder, (b) describe the nature or method of the proposed offer and sale of Registrable Securities, and (c) contain the undertaking of such Holder to provide all such information and materials and take all action as may be required or appropriate in order to permit the Partnership to comply with all applicable requirements and obligations in connection with the registration and disposition of such Registrable Securities pursuant to Section 7.12.
“Notice of Election to Purchase” has the meaning given such term in Section 15.1(b).
“Omnibus Agreement” means that certain Omnibus Agreement, dated as of October 31, 2012, among MPC, Marathon Petroleum Company LP, a Delaware limited partnership, MPL Investment, Pipe Line Holdings, the General Partner, the Partnership, the Operating Company, MPL, Ohio River Pipe Line LLC, a Delaware limited liability company, and MPLX Terminal and Storage LLC, a Delaware limited liability company, as such agreement may be amended, supplemented or restated from time to time.
“Operating Company” means MPLX Operations LLC, a Delaware limited liability company, and any successors thereto.
“Operating Expenditures” means all Partnership Group cash expenditures (or the Partnership’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, compensation of employees, officers and directors of the General Partner, reimbursement of expenses of the General Partner and its Affiliates, debt service payments, Maintenance Capital Expenditures, repayment of Working Capital Borrowings and payments made in the ordinary course of business under any Hedge Contracts, subject to the following:
(a)    repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(i) of the definition of “Operating Surplus” shall not constitute Operating Expenditures when actually repaid;
(b)    payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;
(c)    Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iii) distributions to Partners, (iv) repurchases of Partnership Interests, other than repurchases of Partnership Interests by the Partnership to satisfy obligations under employee benefit plans or reimbursement of expenses of the General Partner for purchases of Partnership Interests by the General Partner to satisfy obligations under employee benefit plans, or (v) any other expenditures or payments using the proceeds of the Initial Public Offering as described under “Use of Proceeds” in the IPO Registration Statement; and
(d)    (i) amounts paid in connection with the initial purchase of a Hedge Contract shall be amortized over the life of such Hedge Contract and (ii) payments made in connection with the termination of any Hedge Contract prior to the expiration of its scheduled settlement or termination date shall be included in equal quarterly installments over the remaining scheduled life of such Hedge Contract.
“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,
(a)    the sum of (i) $60.0 million, (ii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and the termination of Hedge Contracts (provided that cash receipts from the termination of a Hedge Contract prior to its scheduled settlement or termination date shall be included in Operating Surplus in equal quarterly installments over the remaining scheduled life of such Hedge Contract), (iii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings and (iv) the amount of cash distributions from Operating Surplus paid during the Construction Period on Construction Equity, less

(b)    the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period, (ii) the amount of cash reserves (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner to provide funds for future Operating Expenditures, and (iii) all Working Capital Borrowings not repaid within twelve months after having been incurred, or repaid within such 12-month period with the proceeds of additional Working Capital Borrowings; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.
Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.
“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner or to such other Person selecting such counsel or obtaining such opinion.
“Organizational Limited Partner” means MPLX Logistics Holdings in its capacity as the organizational limited partner of the Partnership.
“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).
“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).
“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.
“Partners” means the General Partner and the Limited Partners.
“Partnership” means MPLX LP, a Delaware limited partnership.
“Partnership Group” means, collectively, the Partnership and its Subsidiaries.
“Partnership Interest” means any equity interest, including any class or series of equity interest, in the Partnership, which shall include any Limited Partner Interests and the General Partner Interest but shall exclude any Derivative Partnership Interests.
“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).
“Partnership Register” means a register maintained on behalf of the Partnership by the General Partner, or, if the General Partner so determines, by the Transfer Agent as part of the Transfer Agent’s books and transfer records, with respect to each class of Partnership Interests in which all Record Holders and transfers of such class of Partnership Interests are registered or otherwise recorded.
“Partnership Restructuring Agreement” means that certain Partnership Interests Restructuring Agreement, dated as of the December 15, 2017, pursuant to which, effective as of February 1, 2018, (i) all of the Incentive Distribution Rights were redeemed by the Partnership and cancelled and (ii) the economic general partner interest in the Partnership previously evidenced by General Partner Units were converted into a non-economic, management interest in the Partnership having the rights and obligations specified for the General Partner Interest under the Fourth Restated Agreement, all in exchange for the Partnership issuing 275,000,000 Common Units to the General Partner.
“Partnership Restructuring Event” means (i) any restructuring, simplification or similar transaction or series of transactions that modifies, eliminates or otherwise restructures the General Partner Interest or the equity interests of the General Partner or its Affiliates, provided that the principal parties thereto are the Partnership and MPC and/or their respective Affiliates and the Partnership or its successor entity remains a publicly traded entity following such transaction, (ii) a change in the form of legal entity of the General Partner, whether by conversion, merger, consolidation or exchange of all outstanding membership interests therein for capital stock in a corporation, for membership interests in a limited liability company or for equity interests in another form of legal entity; and (iii) any initial public offering directly or indirectly involving the equity interests of the General Partner, so long as, in each case, immediately following such transaction, MPC or its Affiliates owns directly or indirectly more than 50% of the voting equity of the General Partner or any resulting entity, if applicable, or sufficient voting equity to elect a majority of the resulting entity’s directors, trustees or other Persons serving in a similar capacity for such entity.
“Paying Agent” means the Transfer Agent, acting in its capacity as paying agent for the Series B Preferred Units, and its respective successors and assigns or any other paying agent appointed by the General Partner; provided, however, that if no Paying Agent is specifically designated for the Series B Preferred Units, the General Partner shall act in such capacity.
“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Limited Partner Unit basis, underlying any Limited Partner Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Limited Partner Units.
“Percentage Interest” means, as of any date of determination, (a) as to any Unitholder with respect to Limited Partner Units (other than with respect to the Series A Preferred Units), the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Limited Partner Units (excluding Series A Preferred Units) held by such Unitholder, as the case may be, by (B) the total number of outstanding Limited Partner Units (excluding Series A Preferred Units), and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.6 for which a specific percentage is established as a part of such issuance, the percentage established as a part of such issuance. The Percentage Interest with respect to the General Partner Interest , the Special Limited Partner Interest and the Preferred Units shall at all times be zero.
“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
“Pipe Line Holdings” means MPLX Pipe Line Holdings LLC, a Delaware limited liability company formerly known as MPLX Pipe Line Holdings LP.
“Plan of Conversion” has the meaning given such term in Section 14.1.
“Preferred Unitholder” means each Series A Preferred Unitholder and Series B Preferred Unitholder.
“Preferred Units” means each Series A Preferred Unit and Series B Preferred Unit.
“Pro Rata” means, unless the context provides otherwise, (a) when used with respect to Limited Partner Units or any class thereof, apportioned among all designated Limited Partner Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests, (c) when used with respect to Holders who have requested to include Registrable Securities in a Registration Statement pursuant to Section 7.12(a) or 7.12 (b), apportioned among all such Holders in accordance with the relative number of Registrable Securities held by each such holder and included in the Notice relating to such request, (d) when used with respect to Series A Preferred Unitholders, apportioned equally among all Series A Preferred Unitholders in accordance with the relative number or percentage of Series A Preferred Units held by each such Series A Preferred Unitholder and (e) when used with respect to Series B Preferred Unitholders, apportioned equally among all Series B Preferred Unitholders in accordance with the relative number or percentage of Series B Preferred Units held by each such Series B Preferred Unitholder.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.
“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership which includes the Closing Date, the portion of such fiscal quarter after the Closing Date.
“Rate Eligible Holder” means a Limited Partner subject to United States federal income taxation on the income generated by the Partnership. A Limited Partner that is an entity not subject to United States federal income taxation on the income generated by the Partnership shall be deemed a Rate Eligible Holder so long as all of the entity’s beneficial owners are subject to such taxation.
“Rating Agency” means any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Exchange Act) that publishes a rating for the Partnership.
“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.
“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to receive notice of, or entitled to exercise rights in respect of, any lawful action of Limited Partners (including voting) or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.
“Record Holder” means (a) with respect to any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the Partnership’s close of business on a particular Business Day or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the Partnership’s close of business on a particular Business Day.
“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.
“Registrable Security” means any Partnership Interest other than the General Partner Interest or Series A Preferred Units; provided, however, that any Registrable Security shall cease to be a Registrable Security: (a) at the time a Registration Statement covering such Registrable Security is declared effective by the Commission or otherwise becomes effective under the Securities Act, and such Registrable Security has been sold or disposed of pursuant to such Registration Statement; (b) when such Registrable Security has been sold or disposed of pursuant to Rule 144 (or any successor or similar rule or regulation under the Securities Act); (c) when such Registrable Security is held by a Group Member; and (d) at the time such Registrable Security has been sold in a private transaction in which the transferor’s rights under Section 7.12 have not been assigned to the transferee of such securities.
“Registration Statement” has the meaning given such term in Section 7.12(a).
“Representative Amount” means an amount that, in the Calculation Agent’s judgment, is representative of a single transaction in the relevant market at the relevant time.
“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).

“Second Restated Agreement” has the meaning set forth in the recitals to this Agreement.
“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.
“Selling Holder” means a Holder who is selling Registrable Securities pursuant to the procedures in Section 7.12.
“Series A Cash COC Event” means a Series A Change of Control involving a payment of consideration directly to the Common Unitholders of the Partnership, and more than 90% of such consideration is cash.
“Series A Change of Control” means the occurrence of any of the following:
(a)    the acquisition, directly or indirectly, of more than 50% of the voting equity interests of the General Partner (as measured by voting power rather than the number of shares, units or the like) by a Person or group that is not an Affiliate of MPC as of the Series A Issuance Date if such acquisition gives such Person or group the right to elect more than half of the members of the Board of Directors;
(b)    any sale, lease, transfer, conveyance or other disposition by the Partnership, in one or a series of related transactions, of all or substantially all of the assets of the Partnership and its subsidiaries, taken as a whole;
(c)    the removal of the General Partner as general partner of the Partnership by the Limited Partners of the Partnership, except where the successor General Partner is an Affiliate of MPC;
(d)    the Common Units are no longer listed or admitted to trading on a National Securities Exchange; or
(e)    any dissolution or liquidation of the Partnership (other than in connection with a bankruptcy proceeding or a statutory winding up);
provided, however, that for the sake of clarity any Partnership Restructuring Event will be deemed not to constitute a Series A Change of Control.
“Series A COC Conversion Premium” means (i) on or prior to the first anniversary of the Series A Issuance Date, 115%, (ii) after the first anniversary but on or prior to the second anniversary of the Series A Issuance Date, 110%, (iii) after the second anniversary of the Series A Issuance Date but on or prior to the third anniversary of the Series A Issuance Date, 105%, or (iv) after the third anniversary of the Series A Issuance Date, 101%.
“Series A COC Conversion Rate” means a conversion ratio equal to the greater of (1) the then applicable Series A Conversion Rate (regardless of whether the Series A Preferred Units are then convertible) and (2) the quotient of (a) the sum of (x) the product of (i) the Series A Issue Price, multiplied by (ii) (A) if the volume-weighted average price of the Common Units for the twenty (20) consecutive Trading Days ending immediately prior to the execution of definitive documentation relating to the Series A Change of Control is greater than or equal to the Series A Conversion Floor Trigger, the Series A COC Conversion Premium, and (B) in all other cases, 100%, plus (y) all Series A Unpaid Cash Distributions on the applicable Series A Preferred Unit, plus (z) Series A Partial Period Distributions on the applicable Series A Preferred Unit, divided by (b) the volume-weighted average price of the Common Units for the twenty (20) consecutive Trading Days ending immediately prior to the execution of definitive documentation relating to the Series A Change of Control or transaction contemplated by Section 5.14(b)(vi)(G), as applicable.
“Series A Conversion Date” has the meaning assigned to such term in Section 5.14(b)(vi)(D).
“Series A Conversion Floor Trigger” means $10.00, as adjusted pursuant to Section 5.14(b)(vi)(E).
“Series A Conversion Notice” has the meaning assigned to such term in Section 5.14(b)(vi)(C)(1).
“Series A Conversion Notice Date” has the meaning assigned to such term in Section 5.14(b)(vi)(C)(1).
“Series A Conversion Rate” means, as adjusted pursuant to Section 5.14(b)(vi)(E), the number of Common Units issuable upon the conversion of each Series A Preferred Unit, which shall be the quotient of (a) the sum of (i) the Series A Issue Price, plus (ii) any Series A Unpaid Cash Distributions on the applicable Series A Preferred Unit, divided by (b) the Series A Issue Price.
“Series A Conversion Unit” means a Common Unit issued upon conversion of a Series A Preferred Unit pursuant to Section 5.14(b)(vi). Immediately upon such issuance, each Series A Conversion Unit shall be considered a Common Unit for all purposes hereunder.
“Series A Converting Unitholder” means a Series A Preferred Unitholder (i) who has delivered a Series A Conversion Notice to the Partnership in accordance with Section 5.14(b)(vi)(C)(1) or (ii) to whom the Partnership has delivered a Series A Forced Conversion Notice in accordance with Section 5.14(b)(vi)(C)(2).
“Series A Distribution Amount” means (i) with respect to any Quarter ending on or before the second anniversary of the Series A Issuance Date, an amount per Quarter per Series A Preferred Unit equal to $0.528125, and (ii) with respect to any Quarter ending after the second anniversary of the Series A Issuance Date, an amount per Quarter per Series A Preferred Unit equal to the greater of (A) the amount set forth in clause (i) and (B) the amount of distributions for such Quarter that would have been payable with respect to a Series A Preferred Unit if such Series A Preferred Unit had converted on the Record Date for such Quarter in respect of which such distributions are being paid into the number of Common Unit(s) into which such Series A Preferred Unit would be convertible at the then applicable Series A Conversion Rate (regardless of whether the Series A Preferred Units are then convertible); provided that the Series A Distribution Amount for the Quarter ended June 30, 2016 was prorated for such period, commencing on the Series A Issuance Date and ending on, and including, the last day of such Quarter.
“Series A Distribution Payment Date” has the meaning assigned to such term in Section 5.14(b)(i)(A).
“Series A Forced Conversion Notice” has the meaning assigned to such term in Section 5.14(b)(vi)(C)(2).
“Series A Forced Conversion Notice Date” has the meaning assigned to such term in Section 5.14(b)(vi)(C)(2).
“Series A Issuance Date” means May 13, 2016.
“Series A Issue Price” means $32.50 per Series A Preferred Unit.
“Series A Junior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests and distributions upon liquidation of the Partnership, ranks junior to the Series A Preferred Units, including but not limited to Common Units, the General Partner Interest and the Special Limited Partner Interest, but excluding any Series A Parity Securities and Series A Senior Securities.
“Series A Liquidation Value” means the amount equal to the sum of (i) the Series A Issue Price, plus (ii) all Series A Unpaid Cash Distributions, plus (iii) Series A Partial Period Distributions, in each case, with respect to the applicable Series A Preferred Unit.
“Series A Parity Equivalent Units” has the meaning assigned to such term in Section 5.14(b)(iv).
“Series A Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests and distributions upon liquidation of the Partnership, ranks pari passu with the Series A Preferred Units.
“Series A Partial Period Distributions” means, with respect to a conversion or redemption of Series A Preferred Units or a liquidation, (a) an amount equal to the Series A Distribution Amount multiplied by a fraction, the numerator of which is the number of days elapsed in the Quarter in which such conversion, redemption or liquidation occurs and the denominator of which is the total number of days in such Quarter, plus (b) to the extent such conversion, redemption or liquidation occurs prior to the Series A Distribution Payment Date in respect of the Quarter immediately preceding such conversion, redemption or liquidation, an amount equal to the Series A Distribution Amount.
“Series A Preferred Unitholder” means a Record Holder of Series A Preferred Units.

“Series A Preferred Units” has the meaning assigned to such term in Section 5.14(a).
“Series A Purchase Agreement” means the Series A Preferred Unit Purchase Agreement, dated as of April 27, 2016, by and among the Partnership and the Series A Purchasers, as may be amended from time to time.
“Series A Purchasers” means (a) those Persons set forth on Schedule A to the Series A Purchase Agreement, (b) any other Person who acquires Series A Preferred Units from Stonepeak or any of its Affiliates during the Non-Affiliate Transfer Period (as defined in the Series A Purchase Agreement) pursuant to Section 5.04 of the Series A Purchase Agreement and (c) any Person who subsequently purchases any Series A Preferred Units issued in accordance with Section 5.14(b)(iv).
“Series A Quarterly Distribution” has the meaning assigned to such term in Section 5.14(b)(i)(A).
“Series A Required Voting Percentage” means 75% or more of the outstanding Series A Preferred Units voting separately as a class.
“Series A Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks senior to the Series A Preferred Units, but excluding the General Partner Interest.
“Series A Substantially Equivalent Unit” has the meaning assigned to such term in Section 5.14(b)(vii)(B)(2).
“Series A Unpaid Cash Distributions” has the meaning assigned to such term in Section 5.14(b)(i)(B).
“Series B Current Criteria” means the equity credit criteria of a Rating Agency for securities such as the Series B Preferred Units, as such criteria are in effect as of the Series B Original Issue Date.
“Series B Distribution Payment Date” means the 15th day of February and August of each year through and including February 15, 2023 commencing on the Series B Initial Distribution Date, and after February 15, 2023, the 15th day of February, May, August and November of each year; provided, however, that if any Series B Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series B Distribution Payment Date shall instead be on the immediately succeeding Business Day without the accumulation of additional distributions.
“Series B Distribution Period” means a period of time from and including the preceding Series B Distribution Payment Date (other than the initial Series B Distribution Period, which shall commence on and include the Series B Original Issue Date), to but excluding the next Series B Distribution Payment Date for such Series B Distribution Period.
“Series B Distribution Rate” means an annual rate equal to (i) during the Series B Fixed Rate Period, 6.875% per annum of the Series B Liquidation Preference and (ii) during the Series B Floating Rate Period, a percentage of the Series B Liquidation Preference equal to the sum of (a) the Series B Three-Month LIBOR, as calculated on each applicable Series B LIBOR Determination Date, and (b) 4.652%.
“Series B Distributions” means distributions with respect to Series B Preferred Units pursuant to Section 5.15(b)(i).
“Series B Fixed Rate Period” means the period from and including the Series B Original Issue Date to, but not including, February 15, 2023.
“Series B Floating Rate Period” means the period from and including February 15, 2023 and thereafter until such time as all of the outstanding Series B Preferred Units are redeemed in accordance with Section 5.15(b)(iii).
“Series B Initial Distribution” means an amount equal to one-half of the Series B Distribution Rate per Series B Preferred Unit, payable Pro Rata to each Series B Preferred Unitholder on the Series B Initial Distribution Date.

“Series B Initial Distribution Date” means August 15, 2019.
“Series B Junior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests and distributions upon liquidation of the Partnership, ranks junior to the Series B Preferred Units, including but not limited to Common Units, the General Partner Interest and the Special Limited Partner Interest, but excluding any Series B Parity Securities and Series B Senior Securities.
“Series B LIBOR Determination Date” means the second London Business Day immediately preceding the first date of each relevant Series B Distribution Period.
“Series B Liquidation Preference” means a liquidation preference for each Series B Preferred Unit equal to $1,000.00 per Series B Preferred Unit.
“Series B Original Issue Date” means July 30, 2019.
“Series B Parity Securities” means any class or series of Partnership Interests established after the Series B Original Issue Date that is not expressly made senior to or subordinated to the Series B Preferred Units as to the payment of distributions set forth in Section 5.15(b)(i) and amounts payable on a liquidation event in accordance with Section 12.4. For the avoidance of doubt, the term “Series B Parity Securities” does not include Common Units, the Special Limited Partner Interest and the General Partner Interest but does include the Series A Preferred Units.
“Series B Preferred Unitholder” means a Record Holder of Series B Preferred Units.
“Series B Preferred Units” has the meaning assigned to such term in Section 5.15(a).
“Series B Rating Event” means a change by any Rating Agency to the Series B Current Criteria, which change results in (i) any shortening of the length of time for which the Series B Current Criteria are scheduled to be in effect with respect to the Series B Preferred Units, or (ii) a lower equity credit being given to the Series B Preferred Units than the equity credit that would have been assigned to the Series B Preferred Units by such Rating Agency pursuant to its Series B Current Criteria.
“Series B Rating Event Redemption” has the meaning assigned to such term in Section 5.15(b)(iii)(A)(2).
“Series B Redemption Date” has the meaning given such term in Section 5.15(b)(iii)(B).
“Series B Redemption Notice” has the meaning given such term in Section 5.15(b)(iii)(C).
“Series B Redemption Price” has the meaning given such term in Section 5.15(b)(iii)(B).
“Series B Senior Securities” means any class or series of Partnership Interests established after the Series B Original Issue Date that is expressly made senior to the Series B Preferred Units as to the payment of distributions set forth in Section 5.15(b)(i) and amounts payable on a liquidation event in accordance with Section 12.4. For the avoidance of doubt, the term “Series B Senior Securities” does not include the Series A Preferred Units, Common Units, the General Partner Interest or the Special Limited Partner Interest.
“Series B Three-Month LIBOR” has the meaning set forth in Section 5.15(b)(i)(C).
“Series B Unpaid Cash Distributions” has the meaning set forth in Section 5.15(b)(i)(B).
“Special Approval” means approval by a majority of the members of the Conflicts Committee acting in good faith.
“Special Limited Partner Interest” has the meaning given to such term in Section 5.13(a).
“Stonepeak” means Stonepeak Finland Holdings LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
“Surviving Business Entity” has the meaning given such term in Section 14.2(b)(ii).
“TexNew Mex Units” means the 80,000 TexNew Mex Units originally issued to Western Refining Southwest pursuant to the terms of the ANDX Merger Agreement and subsequently transferred to Giant Industries, all of which were conveyed, transferred and assigned to the Partnership and cancelled pursuant to the Waiver, Conveyance and Cancellation Agreement.
“Third Restated Agreement” has the meaning given to such term in the recitals.
“Trading Day” means a day on which the principal National Securities Exchange on which the referenced Partnership Interests of any class are listed or admitted for trading is open for the transaction of business or, if such Partnership Interests are not listed or admitted for trading on any National Securities Exchange, a day on which banking institutions in New York City are not legally required to be closed.
“Transaction Documents” has the meaning given such term in Section 7.1(b).
“transfer” has the meaning given such term in Section 4.4(a) when used with respect to Partnership Interests.
“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the General Partner to act as registrar and transfer agent for any class of Partnership Interests in accordance with the Exchange Act and the rules of the National Securities Exchange on which such Partnership Interests are listed (if any); provided, however, that, if no such Person is appointed as registrar and transfer agent for any class of Partnership Interests, the General Partner shall act as registrar and transfer agent for such class of Partnership Interests.
“Treasury Regulation” means the United States Treasury regulations promulgated under the Code.
“Underwritten Offering” means (a) an offering pursuant to a Registration Statement in which Partnership Interests are sold to an underwriter on a firm commitment basis for reoffering to the public, (b) an offering of Partnership Interests pursuant to a Registration Statement that is a “bought deal” with one or more investment banks, and (c) an “at-the-market” offering pursuant to a Registration Statement in which Partnership Interests are sold to the public through one or more investment banks or managers on a best efforts basis.
“Unit Majority” means a majority of the Voting Eligible Series A Preferred Units (as described in Section 5.14(b)(iii)(A)) and Voting Eligible Common Units, voting as a single class.
“Unitholders” means the Record Holders of Limited Partner Units.
“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)(i)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d)(i) as of such date).
“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d)(i) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)(i)).

“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement from time to time.
“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.
“Voting Eligible” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that:
(a)    if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Partnership Interests of any class reflected as outstanding on the Partnership’s books and records, all Partnership Interests owned by or for the benefit of such Person or Group shall not be entitled to be voted on any matter and shall not be considered to be “Voting Eligible” when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by any non-waivable provision of law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be “Voting Eligible” for purposes of Section 11.1(b)(i) (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided further, that the foregoing limitation shall not apply (i) to any Person or Group who acquired 20% or more of the Partnership Interests of any class directly from the General Partner or its Affiliates (other than the Partnership), (ii) to any Person or Group who acquired 20% or more of the Partnership Interests of any class then reflected as outstanding in the Partnership’s books and records directly or indirectly from a Person or Group described in clause (i), provided that, upon or prior to such acquisition, the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, (iii) to any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership with the prior approval of the Board of Directors, (iv) with respect to Common Units beneficially owned by M&R Liberty or any other M&R Group Member or any Group of which M&R Liberty or any other M&R Group Member is a member, but the limitation set forth in clause (b) of this definition below shall apply to such Persons specified in this clause (iv), (v) to the Series A Purchasers with respect to their ownership (beneficially or of record) of the Series A Preferred Units or Series A Conversion Units, or (vi) any Series A Preferred Unitholder in connection with any vote, consent or approval of the Series A Preferred Unitholders as a separate class; and
(b)    if at any time M&R Liberty or any other M&R Group Member or any Group of which M&R Liberty or any other M&R Group Member is a member beneficially owns more than 5% of the Common Units that are then reflected as outstanding on the Partnership’s books and records as of the date of determination, then any Common Units owned by M&R Liberty or any other M&R Group Member or any such Group in excess of 5% of the Common Units that are then reflected as outstanding on the Partnership’s books and records as of the date of determination shall not be voted on any matter and shall not be considered to be “Voting Eligible” when calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement; provided, further, that the Board of Directors of the General Partner may waive the foregoing limitation in whole or in part from time to time. If the foregoing limitation applies at any time at which more than one M&R Group Member beneficially owns Common Units, then, each Record Holder of Common Units beneficially owned by any such M&R Group Member shall be deemed to hold a number of Common Units not subject to such limitation that is proportionate to the aggregate number of Common Units held by all such Record Holders.
“Waiver, Conveyance and Cancellation Agreement” has the meaning given to such term in the recitals.
“Western Refining Southwest” means Western Refining Southwest, Inc., an Arizona corporation.

“Withdrawal Opinion of Counsel” has the meaning given such term in Section 11.1(b)(i).
“Working Capital Borrowings” means borrowings incurred pursuant to a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to the Partners; provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months from the date of such borrowings other than from additional Working Capital Borrowings.
Section 1.2    Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. To the fullest extent permitted by law, any construction or interpretation of this Agreement by the General Partner and any action taken pursuant thereto and any determination made by the General Partner in good faith shall, in each case, be conclusive and binding on all Record Holders, each other Person or Group who acquires an interest in a Partnership Interest and all other Persons for all purposes.
ARTICLE II
ORGANIZATION
Section 2.1    Formation. The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and the General Partner hereby amends and restates the Fifth Restated Agreement in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.
Section 2.2    Name. The name of the Partnership shall be “MPLX LP”. Subject to applicable law, the Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.
Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 200 East Hardin Street, Findlay, Ohio 45840, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 200 East Hardin Street, Findlay, Ohio 45840, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.
Section 2.4    Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the

General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve the conduct by the Partnership of any business and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity and the General Partner in determining whether to propose or approve the conduct by the Partnership of any business shall be permitted to do so in its sole and absolute discretion.
Section 2.5    Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.
Section 2.6    Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.
Section 2.7    Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership’s designated Affiliates as soon as reasonably practicable; provided further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to any successor General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.
ARTICLE III
RIGHTS OF LIMITED PARTNERS
Section 3.1    Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.
Section 3.2    Management of Business. No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. No action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) nor shall any such action affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3    Rights of Limited Partners.
(a)    Each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner’s own expense:
(i)    to obtain from the General Partner either (A) the Partnership’s most recent filings with the Commission on Form 10-K and any subsequent filings on Form 10-Q and 8-K or (B) if the Partnership is no longer subject to the reporting requirements of the Exchange Act, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act (provided that the foregoing materials shall be deemed to be available to a Limited Partner in satisfaction of the requirements of this Section 3.3(a)(i) if posted on or accessible through the Partnership’s or the Commission’s website);
(ii)    to obtain a current list of the name and last known business, residence or mailing address of each Partner; and
(iii)    to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto.
(b)    To the fullest extent permitted by law, the rights to information granted the Limited Partners pursuant to Section 3.3(a) replace in their entirety any rights to information provided for in Section 17-305(a) of the Delaware Act and each of the Partners and each other Person or Group who acquires an interest in the Partnership hereby agrees to the fullest extent permitted by law that they do not have any rights as Partners or interest holders to receive any information either pursuant to Sections 17-305(a) of the Delaware Act or otherwise except for the information identified in Section 3.3(a).
(c)    The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.3).
(d)    Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Record Holders, each other Person or Group who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person or Group.
ARTICLE IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS
Section 4.1    Certificates. Record Holders of Partnership Interests and, where appropriate, Derivative Partnership Interests, shall be recorded in the Partnership Register and ownership of such interests shall be evidenced by a physical certificate or book entry notation in the Partnership Register. Notwithstanding anything to the contrary in this Agreement, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by physical certificates. Certificates, if any, shall be executed on behalf of the Partnership by the Chief Executive Officer, President, Chief Financial Officer or any Executive Vice President, Senior Vice President or Vice President and the Secretary, any Assistant Secretary, or other authorized officer of the General Partner, and shall bear the legend set forth in Section 4.8(f). The signatures of such officers upon a certificate may, to the extent permitted by law, be facsimiles. In case any officer who has signed or whose signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Partnership with the same effect as if he or she were such officer at the date of its issuance. If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of

Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that, if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. With respect to any Partnership Interests that are represented by physical certificates, the General Partner may determine that such Partnership Interests will no longer be represented by physical certificates and may, upon written notice to the holders of such Partnership Interests and subject to applicable law, take whatever actions it deems necessary or appropriate to cause such Partnership Interests to be registered in book entry or global form and may cause such physical certificates to be cancelled or deemed cancelled.
Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.
(a)    If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.
(b)    The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued, if the Record Holder of the Certificate:
(i)    makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;
(ii)    requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;
(iii)    if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and
(iv)    satisfies any other reasonable requirements imposed by the General Partner or the Transfer Agent.
If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, to the fullest extent permitted by law, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.
(c)    As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.
Section 4.3    Record Holders. The names and addresses of Unitholders as they appear in the Partnership Register shall be the official list of Record Holders of the Partnership Interests for all purposes. The Partnership and the General Partner shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person or Group, regardless of whether the Partnership or the General Partner shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person or Group in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Person on the other, such representative Person shall be the Limited Partner with respect to such Partnership Interest upon becoming the Record Holder in accordance with Section 10.1(b) and have the rights and obligations of a Partner hereunder as, and to the extent, provided herein, including Section 10.1(c).
Section 4.4    Transfer Generally.
(a)    The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns all or any part of its General Partner Interest to another Person and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns all or a part of such Limited Partner Interest to another Person who is or becomes a Limited Partner as a result thereof, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.
(b)    No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void, and the Partnership shall have no obligation to effect any such transfer or purported transfer.
(c)    Nothing contained in this Agreement shall be construed to prevent or limit a disposition by any stockholder, member, partner or other owner of the General Partner or any Limited Partner of any or all of such Person’s shares of stock, membership interests, partnership interests or other ownership interests in the General Partner or such Limited Partner and the term “transfer” shall not include any such disposition.
Section 4.5    Registration and Transfer of Limited Partner Interests.
(a)    The General Partner shall maintain, or cause to be maintained by the Transfer Agent in whole or in part, the Partnership Register on behalf of the Partnership.
(b)    The General Partner shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are duly endorsed and surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, however, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of this Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered. Upon the proper surrender of a Certificate, such transfer shall be recorded in the Partnership Register.
(c)    Upon the receipt of proper transfer instructions from the Record Holder of uncertificated Partnership Interests, such transfer shall be recorded in the Partnership Register.
(d)    Except as provided in Section 4.9, by acceptance of any Limited Partner Interests pursuant to a transfer in accordance with this Article IV, each transferee of a Limited Partner Interest (including any nominee, or agent or representative acquiring such Limited Partner Interests for the account of another Person or Group) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the Partnership Register and such Person becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement, (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person and (v) shall be deemed to certify that the transferee is not an Ineligible Holder. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(e)    Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.8, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.
(f)    The General Partner and its Affiliates shall have the right at any time to transfer their Common Units to one or more Persons.
Section 4.6    Transfer of the General Partner’s General Partner Interest.
(a)    Subject to Section 4.6(c) below, prior to December 31, 2022, the General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of a majority of the Voting Eligible Common Units (excluding Common Units owned by the General Partner and its Affiliates) and Series A Preferred Units (as described in Section 5.14(b)(iii)(A)) voting together as a single class, (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person or (iii) is pursuant to a bona fide foreclosure by the lenders under any debt instrument with respect to which the General Partner is an obligor or guarantor.
(b)    Subject to Section 4.6(c) below, on or after December 31, 2022, the General Partner may transfer all or any part of its General Partner Interest without the approval of any Limited Partner or any other Person.
(c)    Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest owned by the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.
Section 4.7    [Reserved.]
Section 4.8    Restrictions on Transfers.
(a)    Except as provided in Section 4.8(e), notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed). The Partnership may issue stop transfer instructions to any Transfer Agent in order to implement any restriction on transfer contemplated by this Agreement.
(b)    The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to (i) avoid a significant risk of the Partnership’s becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes (to the extent not already so treated or taxed) or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of a majority of the Voting Eligible Limited Partner Interests of such class.
(c)    [Reserved.]
(d)    [Reserved.]
(e)    Except for Section 4.9, nothing in this Agreement shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.
(f)    Each certificate or book entry evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:
THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF MPLX LP THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF MPLX LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE MPLX LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). THE GENERAL PARTNER OF MPLX LP MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF MPLX LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.
(g)    [Reserved.]
(h)    [Reserved.]
(i)    The transfer of Series A Preferred Units shall be subject to the restrictions imposed by Section 5.14(b)(viii).
Section 4.9    Eligibility Certificates; Ineligible Holders.
(a)    The General Partner may upon demand or on a regular basis require Limited Partners, and transferees of Limited Partner Interests in connection with a transfer, to execute an Eligibility Certificate or provide other information as is necessary for the General Partner to determine if any such Limited Partners or transferees are Ineligible Holders.
(b)    If any Limited Partner (or its beneficial owners) fails to furnish to the General Partner within 30 days of its request an Eligibility Certificate and other information related thereto, or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Limited Partner or a transferee of a Limited Partner is an Ineligible Holder, the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.10 or the General Partner may refuse to effect the transfer of the Limited Partner Interests to such transferee. In addition, the General Partner shall be substituted for any Limited Partner that is an Ineligible Holder as the Limited Partner in respect of the Ineligible Holder’s Limited Partner Interests.
(c)    The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Ineligible Holders, distribute the votes in the same ratios as the votes of Limited Partners (including the General Partner and its Affiliates) in respect of Limited Partner Interests other than those of Ineligible Holders are cast, either for, against or abstaining as to the matter.
(d)    Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Ineligible Holder of its Limited Partner Interest (representing the right to receive its share of such distribution in kind).
(e)    At any time after an Ineligible Holder can and does certify that it no longer is an Ineligible Holder, it may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Ineligible Holder not redeemed pursuant to Section 4.10, such Ineligible Holder upon approval of the General Partner, shall no longer constitute an Ineligible Holder and the General Partner shall cease to be deemed to be the Limited Partner in respect of such Limited Partner Interests.
(f)    If at any time a transferee of a Partnership Interest fails to furnish an Eligibility Certificate or any other information requested by the General Partner pursuant to Section 4.9 within 30 days of such request, or if upon receipt of such Eligibility Certificate or other information the General Partner determines, with the advice of counsel, that such transferee is an Ineligible Holder, the Partnership may, unless the transferee establishes to the satisfaction of the General Partner that such transferee is not an Ineligible Holder, prohibit and void the transfer, including by placing a stop order with the Transfer Agent.
Section 4.10    Redemption of Partnership Interests of Ineligible Holders.
(a)    If at any time a Limited Partner (other than a Series B Preferred Unitholder) fails to furnish an Eligibility Certificate or any other information requested within the period of time specified in Section 4.9, or if upon receipt of such Eligibility Certificate or other information the General Partner determines, with the advice of counsel, that a Limited Partner (other than a Series B Preferred Unitholder) is an Ineligible Holder, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is not an Ineligible Holder or has transferred his Limited Partner Interests to a Person who is not an Ineligible Holder and who furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:
(i)    The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at such Limited Partner’s last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificate evidencing the Redeemable Interests) and that on and after the date fixed for redemption no further allocations or distributions to which such Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.
(ii)    The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.
(iii)    The Limited Partner or such Limited Partner’s duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Limited Partner or Transferee at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).
(iv)    After the redemption date, Redeemable Interests shall no longer constitute issued and outstanding Limited Partner Interests.
(b)    The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee, agent or representative of a Person determined to be an Ineligible Holder.
(c)    Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement and the transferor provides notice of such transfer to the General Partner. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that such transferee is not an Ineligible Holder. If the transferee fails to make such certification within 30 days after the request and, in any event, before the redemption date, such redemption shall be effected from the transferee on the original redemption date.
ARTICLE V
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS
Section 5.1    [Reserved]
Section 5.2    Contributions by the General Partner. Except as provided for in Section 12.8, the General Partner is not obligated to make any additional Capital Contributions to the Partnership.
Section 5.3    Contributions by Limited Partner. No Limited Partner will be required to make any additional Capital Contribution to the Partnership pursuant to this Agreement.
Section 5.4    Interest and Withdrawal. No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.
Section 5.5    Capital Accounts.
(a)    The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee, agent or representative in any case in which such nominee, agent or representative has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall in respect of each such Partnership Interest be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest; provided that the Capital Account of a holder of Series B Preferred Units shall not be reduced by the amount of Series B Distributions it receives and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. For the avoidance of doubt, the Series A Preferred Units will be treated as a partnership interest in the Partnership that is “convertible equity” within the meaning of Treasury Regulation Section 1.721-2(g)(3), and, therefore, each holder of a Series A Preferred Unit will be treated as a partner in the Partnership. The initial Capital Account balance in respect of each Series A Preferred Unit shall be the Series A Issue Price, as such amount may be adjusted in accordance with the Series A Purchase Agreement for any reduction attributable to the Transaction Fee, as such term is defined in the Series A Purchase Agreement and expenses reimbursable under the Series A Purchase Agreement. The initial Capital Account balance in respect of each Series B Preferred Unit shall be the Series B Liquidation Preference. The Capital Account balance of each holder of Series B Preferred Units in respect of its Series B Preferred Units shall not be increased or decreased as a result of the accrual and accumulation of an unpaid distribution pursuant to Section 5.15(b)(i) in respect of such Series B Preferred Units.
(b)    For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided that:
(i)    Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement or governing, organizational or similar documents) of all property owned by (A) any other Group Member that is classified as a partnership or disregarded entity for federal income tax purposes and (B) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership or disregarded entity for federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.
(ii)    All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.
(iii)    Except as otherwise provided in this Agreement or Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code that may be made by the Partnership. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.
(iv)    In the event the Carrying Value of Partnership property is adjusted pursuant to Section 5.5(d)(i), any Unrealized Gain resulting from such adjustment shall be treated as an item of gain and any Unrealized Loss resulting from such adjustment shall be treated as an item of loss.
(v)    Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.
(vi)    An item of income of the Partnership that is described in Section 705(a)(1)(B) of the Code (with respect to items of income that are exempt from tax) shall be treated as an item of income for the purpose of this Section 5.5(b), and an item of expense of the Partnership that is described in Section 705(a)(2)(B) of the Code (with respect to expenditures that are not deductible and not chargeable to capital accounts), shall be treated as an item of deduction for the purpose of this Section 5.5(b).
(vii)    In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d)(i) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

(viii)    To the extent required by Treasury Regulation Section 1.752-7, the Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).
(c)    A transferee of a Partnership Interest shall succeed to a Pro Rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.
(d)    (i)    In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property or the issuance of Partnership Interests as consideration for the provision of services, the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property; provided, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may determine that it is appropriate to first determine an aggregate value for the Partnership, derived from the current trading price of the Common Units, and taking fully into account the fair market value of the Partnership Interests of all Partners at such time and make any adjustments necessary to reflect the difference, if any, between the fair market value of any Series A Preferred Units for which the Series A Conversion Date has not occurred and the aggregate Capital Accounts attributable to such Series A Preferred Units to the extent of any Unrealized Gain or Unrealized Loss that has not been reflected in the Partners’ Capital Accounts previously, consistent with the methodology of Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2), and then allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate).
(ii)    In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.
(iii)    In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s), immediately after the conversion of a Series A Preferred Unit into Common Units in accordance with Section 5.14(b)(vi), the Capital Account of each Partner and the Carrying Value of each Partnership property shall be adjusted to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately after such conversion and (A) first, all Unrealized Gain (if the Capital Account of each such Series A Conversion Unit is less than the Per Unit Capital Account for a then outstanding Initial Common Unit) or Unrealized Loss (if the Capital Account of each such Series A Conversion Unit is greater than the Per Unit Capital Account for a then outstanding Initial Common Unit) had been allocated to each Partner holding Series A Conversion Units received upon such conversion, Pro Rata, until the Capital Account of each such Series A Conversion Unit is equal to the Per Unit Capital Amount for a then outstanding Initial Common Unit; and (B) second, any remaining Unrealized Gain or Unrealized Loss had been allocated to the Partners at such time pursuant to Section 6.1(d). In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately after the conversion of a Series A Preferred Unit shall be determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time and must make such adjustments to such valuation as required by

Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). The General Partner shall allocate such aggregate value among the assets of the Partnership in such manner as it determines in its discretion to be reasonable. If, after making the allocations of Unrealized Gain and Unrealized Loss as set forth above in this Section 5.5(d)(iii), the Capital Account of each Partner with respect to each Series A Conversion Unit received upon such conversion of the Series A Preferred Unit is different from the Per Unit Capital Amount for a then outstanding Initial Common Unit, then Capital Account balances shall be reallocated between the Partners holding Common Units (other than Series A Conversion Units) and Partners holding Series A Conversion Units so as to cause the Capital Account of each Partner holding a Series A Conversion Unit to equal, on a per Limited Partner Unit basis with respect to each such Series A Conversion Unit, the Per Unit Capital Amount for a then outstanding Initial Common Unit.
Section 5.6    Issuances of Additional Partnership Interests.
(a)    Subject to Section 5.14(b)(iv) and Section 5.15(b)(ii)(C), the Partnership may issue additional Partnership Interests (other than General Partner Interests) and Derivative Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.
(b)    Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest; (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.
(c)    The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and Derivative Partnership Interests pursuant to this Section 5.6, (ii) the conversion of the Combined Interest into Limited Partner Units pursuant to the terms of this Agreement, (iii) reflecting admission of such additional Limited Partners in the Partnership Register as the Record Holders of such Limited Partner Interests and (iv) all additional issuances of Partnership Interests and Derivative Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Limited Partner Units or other Partnership Interests or Derivative Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or Derivative Partnership Interests or in connection with the conversion of the Combined Interest into Limited Partner Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Limited Partner Units or other Partnership Interests are listed or admitted to trading.
(d)    No fractional Limited Partner Units shall be issued by the Partnership.
Section 5.7    [Reserved.]
Section 5.8    Limited Preemptive Right. Except as provided in this Section 5.8 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests.

Section 5.9    Splits and Combinations.
(a)    Subject to Section 5.9(e) and Section 5.14(b)(vi)(E), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Limited Partner Unit basis or stated as a number of Limited Partner Units (including the number of Common Units into which Series A Preferred Units may convert) are proportionately adjusted.
(b)    Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice (or such shorter periods as required by applicable law). The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.
(c)    [Reserved.]
(d)    Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Interests to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of Partnership Interests represented by Certificates, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.
(e)    The Partnership shall not issue fractional Limited Partner Units upon any distribution, subdivision or combination of Limited Partner Units. If a distribution, subdivision or combination of Limited Partner Units would result in the issuance of fractional Limited Partner Units but for the provisions of Section 5.6(d) and this Section 5.9(e), each fractional Limited Partner Unit shall be rounded to the nearest whole Limited Partner Unit (with fractional Limited Partner Units equal to or greater than a 0.5 Limited Partner Unit being rounded to the next higher Limited Partner Unit).
Section 5.10    Fully Paid and Non-Assessable Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Act.
Section 5.11    [Reserved.]
Section 5.12    [Reserved.]
Section 5.13    Establishment of the Special Limited Partner Interest.
(a)    General. The General Partner hereby designates and creates a class of Partnership Interests to be designated as the “Special Limited Partner Interest” (the “Special Limited Partner Interest”) having only the rights, preferences and privileges and shall be subject to the duties and obligations as set forth in this Section 5.13.
(b)    Rights of the Special Limited Partner Interest. The Special Limited Partner Interest shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
(i)    Allocations. The Special Limited Partner Interest shall not be entitled to receive any (i) Net Income allocations pursuant to Section 6.1(a), (ii) Net Loss allocations pursuant to Section 6.1(b) or (iii) except as otherwise provided in Section 6.1(d)(xv), special allocations pursuant to Section 6.1(d) (other than Required Allocations); provided, however, in the event of allocating Liquidation or Sale Loss, any such loss shall not be allocated pursuant to Section 6.1(b)(i) but instead shall be allocated to the holder of the Special Limited Partner Interest and to the Unitholders in accordance with, and in proportion to, the positive balances of their respective Capital Accounts (provided, that such loss shall not be allocated to any Unitholder to the extent that such allocations would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account)); and then any remaining Liquidation or Sale Loss shall be allocated pursuant to Section 6.1(b)(ii).
(ii)    Distributions. Except as set forth in Section 12.4 with respect to an event of dissolution and liquidation of the Partnership, the holder of the Special Limited Partner Interest shall not be entitled to any distributions.
(iii)    Voting Rights. Unless otherwise required by the Delaware Act, the Special Limited Partner Interest shall not be entitled to vote on any matters, whether or not any other Partners are entitled to vote thereon.
(iv)    No Certificates. Unless the General Partner shall determine otherwise, the Special Limited Partner Interest shall not be evidenced by certificates. Any certificate relating to the Special Limited Partner Interest that may be issued will be in such form as the General Partner may approve.
Section 5.14    Establishment of Series A Preferred Units.
(a)    General. Pursuant to the Second Amended and Restated Partnership Agreement, there was created a class of Limited Partner Units designated as “Series A Convertible Preferred Units” (the “Series A Preferred Units”), with the designations, preferences and relative, participating, optional or other special rights, powers and duties as set forth in this Section 5.14 and elsewhere in this Agreement.
(b)    Rights of Series A Preferred Units. The Series A Preferred Units shall have the following rights, preferences and privileges and the Series A Preferred Unitholders shall be subject to the following duties and obligations:
(i)    Distributions.
(A)    Subject to Section 5.14(b)(i)(B), commencing with the Quarter ending on June 30, 2016, subject to Section 5.14(b)(i)(D), the Record Holders of the Series A Preferred Units as of the applicable Record Date for each Quarter shall be entitled to receive, in respect of each outstanding Series A Preferred Unit, cumulative distributions in respect of such Quarter equal to the sum of (1) the Series A Distribution Amount for such Quarter and (2) any Series A Unpaid Cash Distributions (collectively, a “Series A Quarterly Distribution”). Each Series A Quarterly Distribution shall be payable quarterly in cash within sixty (60) days after the end of the applicable Quarter (each such payment date, a “Series A Distribution Payment Date”). If the General Partner establishes an earlier Record Date for any distribution to be made by the Partnership on other Partnership Interests in respect of any Quarter, then the Record Date established pursuant to this Section 5.14(b)(i) for a Series A Quarterly Distribution in respect of such Quarter shall be the same Record Date. For the avoidance of doubt, subject to Section 5.14(b)(i)(D), the Series A Preferred Units shall not be entitled to any distributions made pursuant to Section 6.3(a) for any Quarter so long as the Series A Quarterly Distribution has been declared and paid in accordance with this Section 5.14(b)(i) on the Series A Preferred Units with respect to such Quarter.
(B)    If the Partnership fails to pay in full the Series A Distribution Amount of any Series A Quarterly Distribution in cash when due for any Quarter, then from and after the first date of such failure and continuing until such failure is cured by payment in full in cash of all such arrearages, (1) the amount of such unpaid cash distributions (on a per Series A Preferred Unit basis, “Series A Unpaid Cash Distributions”) unless and until paid will accrue and accumulate from and including the first day of the Quarter immediately following the Quarter in respect of which such payment is due until paid in full and (2) the Partnership shall not be permitted to, and shall not, declare or make, any distributions, redemptions or repurchases in respect of any Series A Junior Securities or Series A Parity Securities (including, for the avoidance of doubt, with respect to the Quarter for which the Partnership first failed to pay in full the Series A Distribution Amount of any Series A Quarterly Distribution in cash when due); provided, however, that distributions may be declared and paid on the Series A Preferred Units and the Series A Parity Securities so long as such distributions are declared and paid pro rata so that amounts of distributions declared per

Series A Preferred Unit and Series A Parity Security shall in all cases bear to each other the same ratio that accrued and accumulated distributions per Series A Preferred Unit and Series A Parity Security bear to each other.
(C)    The aggregate Series A Distribution Amount shall be paid out of Available Cash that is deemed to be Operating Surplus for the applicable Quarter. To the extent that any portion of a Series A Quarterly Distribution with respect to any Quarter exceeds the amount of Available Cash that is deemed to be Operating Surplus for such Quarter, the amount of cash equal to the Available Cash that is deemed to be Operating Surplus for such Quarter will be paid to the Series A Preferred Unitholders Pro Rata and the balance of such Series A Quarterly Distribution shall be unpaid and shall constitute an arrearage and shall accrue and accumulate as set forth in Section 5.14(b)(i)(B).
(D)    Notwithstanding anything in this Section 5.14(b)(i) to the contrary, with respect to any Series A Preferred Unit that is converted into a Common Unit, the Record Holder thereof shall not be entitled to a distribution in respect of such Series A Preferred Unit and a distribution in respect of such Common Unit with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Limited Partner Units held as of the close of business on the applicable Record Date. For the avoidance of doubt, if a Series A Conversion Date occurs prior to the close of business on a Record Date for payment of a distribution on the Common Units, the applicable Record Holder of Series A Preferred Units shall receive, with respect to any Series A Preferred Units that have converted into Common Units, only the distribution in respect of such Common Units with respect to such period.
(ii)    Issuance of the Series A Preferred Units. Subject to Section 5.14(b)(iv), the Series A Preferred Units shall be issued by the Partnership pursuant to the terms and conditions of the Series A Purchase Agreement.
(iii)    Voting Rights.
(A)    Except as provided in Section 5.14(b)(iii)(B), the Voting Eligible Series A Preferred Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Voting Eligible Series A Preferred Unit will be entitled to one vote for each Common Unit into which such Series A Preferred Unit would be convertible at the then applicable Series A Conversion Rate (regardless of whether the Series A Preferred Units are then convertible) on each matter with respect to which each Record Holder of a Common Unit is entitled to vote. Each reference in this Agreement to a vote of Record Holders of Common Units shall be deemed to be a reference to the Record Holders of Common Units and Series A Preferred Units, voting together as a single class during any period in which any Series A Preferred Units are outstanding.
(B)    Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, the affirmative vote of the Record Holders of the Series A Required Voting Percentage shall be required for any amendment to this Agreement or the Certificate of Limited Partnership (including by merger or otherwise or any amendment contemplated by and made in accordance with Section 5.14(b)(iv)) that is materially adverse to any of the rights, preferences and privileges of the Series A Preferred Units. Without limiting the generality of the preceding sentence, any amendment shall be deemed to have such a material adverse impact if such amendment would:
(1)    Reduce the Series A Distribution Amount, change the form of payment of distributions on the Series A Preferred Units, defer the date from which distributions on the Series A Preferred Units will accrue, cancel accrued and unpaid distributions on the Series A Preferred Units, or change the seniority rights of the Series A Preferred Unitholders as to the payment of distributions in relation to the holders of any other class or series of Partnership Interests;
(2)    Reduce the amount payable or change the form of payment to the Record Holders of the Series A Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up, or sale of all or substantially all of the assets, of the Partnership, or change the seniority of the liquidation preferences of the Record Holders of the Series A Preferred Units in relation to the rights upon liquidation of the holders of any other class or series of Partnership Interests; or

(3)    Make the Series A Preferred Units redeemable or convertible at the option of the Partnership other than as set forth herein.
(C)    Notwithstanding anything to the contrary in this Section 5.14(b)(iii), in no event shall the consent of the Series A Preferred Unitholders, as a separate class, be required in connection with any Series A Change of Control or Partnership Restructuring Event. For the avoidance of doubt, the foregoing shall not limit the voting rights of any Series A Preferred Unitholder in connection with the vote of Record Holders of Common Units and Series A Preferred Units together as a single class.
(D)    Notwithstanding any other provision of this Agreement, in addition to all other voting rights granted under this Agreement, the Partnership shall not declare or pay any distribution from Capital Surplus without the affirmative vote of the Record Holders of the Series A Required Voting Percentage.
(iv)    No Series A Senior Securities; Series A Parity Securities. Other than issuances contemplated by the Series A Purchase Agreement, the Partnership shall not, without the affirmative vote of the Record Holders of the Series A Required Voting Percentage, issue any (A) Series A Senior Securities (or amend the provisions of any class of Partnership Interests to make such class of Partnership Interests a class of Series A Senior Securities) or (B) Series A Parity Securities (or amend the provisions of any class of Partnership Interests to make such class of Partnership Interests a class of Series A Parity Securities) or Series A Preferred Units; provided that, without the consent of the holders of Voting Eligible Series A Preferred Units (but without prejudice to their rights under Section 5.14(b)(iii)(A)), the Partnership may issue (1) at any time in the aggregate, up to the greater of (a) an aggregate $500,000,000 of Series A Parity Securities and (b) a number of Series A Parity Securities such that, as of the date of the issuance of the Series A Parity Securities, the aggregate number of Series A Parity Securities, together with the Series A Preferred Units, in each case on an “as if” converted basis (or, if the Series A Parity Securities are not convertible, assuming that such Series A Parity Securities are convertible into a number of Common Units equal to the quotient of (i) the aggregate purchase price for such Series A Parity Securities, divided by (ii) the volume-weighted average price of the Common Units for the twenty (20) Trading Day period ending immediately prior to such issuance (such Common Units, the “Series A Parity Equivalent Units”)), equals no more than 15% of all outstanding Common Units (including as outstanding for such purposes, (i) any Common Units issuable in respect of the Series A Preferred Units at the then applicable Series A Conversion Rate (regardless of whether the Series A Preferred Units are then convertible), (ii) any Common Units issuable in respect of Series A Parity Securities (including any warrants issued in connection with Series A Parity Securities) at the initial or then applicable conversion rate, as applicable, and (iii) any Series A Parity Equivalent Units), and (2) if a number of Series A Preferred Units having an aggregate Series A Issue Price of less than $500,000,000 is then outstanding, such number of Series A Parity Securities as determined by the General Partner. Subject to Section 5.14(b)(vi)(E), the Partnership may, without any vote of the holders of Voting Eligible Series A Preferred Units (but without prejudice to their rights under Section 5.14(b)(iii)(A)), create (by reclassification or otherwise) and issue Series A Junior Securities in an unlimited amount.
(v)    [Reserved]
(vi)    Conversion.
(A)    At the Option of the Series A Preferred Unitholders. Beginning with the earlier of (i) the third anniversary of the Series A Issuance Date, and (ii) immediately prior to the liquidation, dissolution and winding up of the Partnership under Section 12.4, the Series A Preferred Units owned by any Series A Preferred Unitholder shall be convertible, in whole or in part, at any time and from time to time upon the request of such Series A Preferred Unitholder, but not more than once per Quarter by such Series A Preferred Unitholder (inclusive of any conversion by such Series A Preferred Unitholder’s Affiliates, with each Series A Preferred Unitholder and its Affiliates being entitled to a single conversion right per Quarter), into a number of Common Units determined by multiplying the number of Series A Preferred Units to be converted by the Series A Conversion Rate at such time; provided, however, that the Partnership shall not be obligated to honor any such conversion request if such conversion request does not involve an underlying value of Common Units of at least $100,000,000 (taking into account any concurrent conversion requests by any Affiliates of such Series A Preferred Unitholder) based on the Closing Price of Common Units on the Trading Day immediately preceding the Series A Conversion Notice Date (or a lesser amount to the extent such exercise covers all of such Series A Preferred Unitholder’s Series A Preferred

Units). Immediately upon the issuance of Common Units as a result of any conversion of Series A Preferred Units, all rights of the Series A Converting Unitholder with respect to such Series A Preferred Units shall cease, including any further accrual of distributions, and such Series A Converting Unitholder thereafter shall be treated for all purposes as the owner of Common Units. Fractional Common Units shall not be issued to any Person pursuant to this Section 5.14(b)(vi)(A) (each fractional Common Unit shall be rounded down with the remainder being paid an amount in cash based on the Closing Price of Common Units on the Trading Day immediately preceding the Series A Conversion Notice Date).
(B)    At the Option of the Partnership. At any time following the fourth anniversary of the Series A Issuance Date, the Partnership shall have the option at any time, but not more than once per Quarter, to convert all or any portion of the Series A Preferred Units then outstanding into a number of Common Units determined by multiplying the number of Series A Preferred Units to be converted by the Series A Conversion Rate. Fractional Common Units shall not be issued to any Person pursuant to this Section 5.14(b)(vi)(B) (each fractional Common Unit shall be rounded down with the remainder being paid an amount in cash based on the Closing Price of Common Units on the Trading Day immediately preceding the Series A Forced Conversion Notice Date). Notwithstanding the foregoing, in order for the Partnership to exercise such option:
(1)    The Closing Price of the Common Units must be equal to or greater than one hundred fifty percent (150%) of the Series A Issue Price for the 20 Trading Day period immediately preceding the Series A Forced Conversion Notice Date;
(2)    The average daily trading volume of the Common Units on the National Securities Exchange on which the Common Units are then listed or admitted to trading must be equal to or exceed 1,000,000 (as such amount may be adjusted to reflect any Limited Partner Unit split, combination or similar event) for the 20 Trading Day period immediately preceding the Series A Forced Conversion Notice Date; and
(3)    The Partnership must have an effective registration statement on file with the Commission covering resales of the underlying Common Units to be received upon any such conversion, and provided, that each such conversion by the Partnership shall be for an aggregate amount of Series A Preferred Units involving an underlying value of Common Units of at least $100,000,000 based on the Closing Price of Common Units on the Trading Day immediately preceding the Series A Forced Conversion Notice Date (or a lesser amount if such amount includes all then outstanding Series A Preferred Units) and shall be allocated among the Series A Preferred Unitholders on a Pro Rata basis or on such other basis as may be agreed upon by all Series A Preferred Unitholders.
(C)    Conversion Notice.
(1)    To convert Series A Preferred Units into Common Units pursuant to Section 5.14(b)(vi)(A), a Series A Converting Unitholder shall give written notice (a “Series A Conversion Notice,” and the date such notice is received, a “Series A Conversion Notice Date”) to the Partnership stating that such Series A Preferred Unitholder elects to so convert Series A Preferred Units pursuant to Section 5.14(b)(vi)(A) and the number of Series A Preferred Units to be converted.
(2)    To convert Series A Preferred Units into Common Units pursuant to Section 5.14(b)(vi)(B), the Partnership shall give written notice (a “Series A Forced Conversion Notice,” and the date such notice is received, a “Series A Forced Conversion Notice Date”) to each Record Holder of Series A Preferred Units stating that the Partnership elects to force conversion of Series A Preferred Units pursuant to Section 5.14(b)(vi)(B) and the number of Series A Preferred Units to be so converted. The Series A Conversion Units shall be issued in the name of the Record Holder of such Series A Preferred Units.
(D)    Timing. If a Series A Conversion Notice is delivered by a Series A Preferred Unitholder to the Partnership or a Series A Forced Conversion Notice is delivered by the Partnership to a Series A Preferred Unitholder, each in accordance with Section 5.14(b)(vi)(C), the Partnership shall issue the applicable Series A Conversion Units no later than three (3) Business Days after the Series A Conversion Notice Date or the Series A Forced Conversion Notice Date, as the case may be, occurs (any date of issuance of such Common Units, and any date of issuance of Common Units upon conversion of Series A Preferred Units pursuant to Section 5.14(b)(vi)(G) or

Section 5.14(b)(vii), a “Series A Conversion Date”). On the Series A Conversion Date, the Partnership shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to electronically transmit the Series A Conversion Units issuable upon conversion to such Series A Preferred Unitholder (or designated recipient(s)), by crediting the account of the Series A Preferred Unitholder (or designated recipient(s)) prime broker with the Depository through its Deposit Withdrawal Agent Commission system. The parties agree to coordinate with the Depository to accomplish this objective. Upon issuance of Series A Conversion Units to the Series A Converting Unitholder, all rights under the converted Series A Preferred Units shall cease, and such Series A Converting Unitholder shall be treated for all purposes as the Record Holder of such Series A Conversion Units.
(E)    Distributions, Combinations, Subdivisions and Reclassifications by the Partnership. If, after the Series A Issuance Date, the Partnership (i) makes a distribution on its Common Units payable in Common Units or another Partnership Interest, (ii) subdivides or splits its outstanding Common Units into a greater number of Common Units, (iii) combines or reclassifies its Common Units into a lesser number of Common Units, (iv) issues by reclassification of its Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), (v) effects a Pro Rata repurchase of Common Units, in each case other than in connection with a Series A Change of Control (which shall be governed by Section 5.14(b)(vii)), (vi) issues to Common Unitholders, in their capacity as Common Unitholders rights, options or warrants entitling them to subscribe for or purchase Common Units at less than the market value thereof, (vii) distributes to Common Unitholders evidences of indebtedness, Partnership Interests (other than Common Units) or other assets (including securities, but excluding any distribution referred to in clause (i), any rights or warrants referred to in clause (ii), any consideration payable in connection with a tender or exchange offer made by the Partnership or any of its subsidiaries and any distribution of Limited Partner Units or any class or series, or similar Partnership Interest, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions described below), or (viii) consummates a spin-off, where the Partnership makes a distribution to all Common Unitholders consisting of Limited Partner Units of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, then the Series A Conversion Rate, the Series A Conversion Floor Trigger and, solely for purposes of Section 5.14(b)(vi)(B)(1), the Series A Issue Price, in each case, in effect at the time of the Record Date for such distribution or the effective date of any such other transaction shall be proportionately adjusted: (1) in respect of clauses (i) through (iv) above, so that the conversion of the Series A Preferred Units after such time shall entitle each Series A Preferred Unitholder to receive the aggregate number of Common Units (or any Partnership Interests into which such Common Units would have been combined, consolidated, merged or reclassified, as applicable) that such Series A Preferred Unitholder would have been entitled to receive if the Series A Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, (2) in respect of clauses (v) through (viii) above, in the reasonable discretion of the General Partner to appropriately ensure that the Series A Preferred Units are convertible into an economically equivalent number of Common Units after taking into account the event described in clauses (vi) through (viii) above, and (3) in addition to the foregoing, in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.14 relating to the Series A Preferred Units shall not be abridged or amended and that the Series A Preferred Units shall thereafter retain the same powers, economic rights, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series A Preferred Units had immediately prior to such transaction or event, and, solely for purposes of Section 5.14(b)(vi)(B)(1), the Series A Issue Price, and any other terms of the Series A Preferred Units that the General Partner in its reasonable discretion determines require adjustment to achieve the economic equivalence described below, shall be proportionately adjusted to take into account any such subdivision, split, combination or reclassification. An adjustment made pursuant to this Section 5.14(b)(vi)(E) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur.
(F)    No Adjustments for Certain Items. Notwithstanding any of the other provisions of this Section 5.14(b)(vi), no adjustment shall be made to the Series A Conversion Rate, the Series A Conversion Floor Trigger or the Series A Issue Price pursuant to Section 5.14(b)(vi)(E) as a result of any of the following:
(1)    Any issuance of Partnership Interests in exchange for cash;

(2)    Any grant of Common Units or options, warrants or rights to purchase or receive Common Units or the issuance of Common Units upon the exercise or vesting of any such options, warrants or rights in respect of services provided to or for the benefit of the Partnership or its Subsidiaries, under compensation plans and agreements approved by the General Partner (including any long-term incentive plan);
(3)    Any issuance of Common Units as all or part of the consideration to effect (i) the closing of any acquisition by the Partnership of assets or equity interests of a third party in an arm’s-length transaction, (ii) closing of any acquisition by the Partnership of assets or equity interests of MPC or any of its Affiliates or (iii) the consummation of a merger, consolidation or other business combination of the Partnership with another entity in which the Partnership survives and the Common Units remain outstanding to the extent any such transaction set forth in clause (i), (ii) or (iii) above is validly approved by the General Partner; or
(4)    The issuance of Common Units upon conversion of the Series A Preferred Units or Series A Parity Securities.
Notwithstanding anything in this Agreement to the contrary, whenever the issuance of a Partnership Interest or other event would require an adjustment to the Series A Conversion Rate under one or more provisions of this Agreement, only one adjustment shall be made to the Series A Conversion Rate in respect of such issuance or event.
Notwithstanding anything to the contrary in Section 5.14(b)(vi)(E), unless otherwise determined by the General Partner, no adjustment to the Series A Conversion Rate, Series A Conversion Floor Trigger or the Series A Issue Price shall be made with respect to any distribution or other transaction described in Section 5.14(b)(vi)(E) if the Series A Preferred Unitholders are entitled to participate in such distribution or transaction as if they held a number of Common Units issuable upon conversion of the Series A Preferred Units immediately prior to such event at the then applicable Series A Conversion Rate, without having to convert their Series A Preferred Units.
(G)    Notwithstanding anything to the contrary in Section 5.14(b)(vii) or elsewhere in this Agreement, in connection with any transaction pursuant to which MPC or any of its Affiliates (other than the Partnership or any of its Subsidiaries) would acquire, (x) all of the Partnership’s outstanding Common Units or (y) all or substantially all of the assets of the Partnership and its Subsidiaries, in each case including by way of merger, consolidation, or otherwise (including any such transaction undertaken pursuant to Section 15.1), then the Partnership shall have the right, by delivering written notice to the Record Holders of the Series A Preferred Units, to convert all, but not less than all, of the Series A Preferred Units into Common Units at the Series A COC Conversion Rate effective immediately prior to the consummation of such transaction.
(vii)    Series A Change of Control.
(A)    Subject to Section 5.14(b)(vi)(B), in the event of a Series A Cash COC Event, the outstanding Series A Preferred Units shall be automatically converted, without requirement of any action of the Series A Preferred Unitholders, into Common Units immediately prior to the closing of the Series A Cash COC Event at the Series A COC Conversion Rate.
(B)    Subject to Section 5.14(b)(vi)(B) and Section 5.14(b)(vi)(G), at least ten (10) Business Days prior to consummating a Series A Change of Control (other than a Series A Cash COC Event), the Partnership shall provide written notice thereof to the Series A Preferred Unitholders. Subject to Section 5.14(b)(vi)(B), if a Series A Change of Control (other than a Series A Cash COC Event) occurs, then each Series A Preferred Unitholder, with respect to all but not less than all of its Series A Preferred Units, by notice given to the Partnership within five (5) Business Days of the date the Partnership provides written notice of the execution of definitive agreements that provide for such Series A Change of Control, shall be entitled to elect one of the following (with the understanding that any Series A Preferred Unitholder who fails to timely provide notice of its election to the Partnership shall be deemed to have elected the option set forth in sub-clause (1) below):
(1)    Convert all, but not less than all, of such Series A Preferred Unitholder’s outstanding Series A Preferred Units into Common Units, at the then-applicable Series A Conversion Rate;
(2)    If the Partnership will not be the surviving entity of such Series A Change of Control or the Partnership will be the surviving entity but its Common Units will cease to be listed or admitted to trading on a National Securities Exchange, require the Partnership to use its commercially reasonable efforts to deliver or to cause to be delivered to the Series A Preferred Unitholders, in exchange for their Series A Preferred Units upon such Series A Change of Control, a security in the surviving entity or the parent of the surviving entity that has substantially similar rights, preferences and privileges as the Series A Preferred Units, including, for the avoidance of doubt, the right to distributions equal in amount and timing to those provided in Section 5.14(b)(i) and a conversion rate proportionately adjusted such that the conversion of such security in the surviving entity or parent of the surviving entity immediately following the Series A Change of Control would entitle the Record Holder to the number of common securities of such entity (together with a number of common securities of equivalent value to any other assets received by Common Unitholders in such Series A Change of Control) which, if a Series A Preferred Unit had been converted into Common Units immediately prior to such Series A Change of Control, such Record Holder would have been entitled to receive immediately following such Series A Change of Control (such security in the surviving entity, a “Series A Substantially Equivalent Unit”); provided, however, that, if the Partnership is unable to deliver or cause to be delivered Series A Substantially Equivalent Units to any Series A Preferred Unitholder in connection with such Series A Change of Control, each Series A Preferred Unitholder shall be entitled to (I) require conversion or redemption of such Series A Preferred Units in the manner contemplated by sub-clause (1) or (4) of this Section 5.14(b)(vii)(B) (at such holder’s election) or (II) convert the Series A Preferred Units held by such Series A Preferred Unitholder immediately prior to such Series A Change of Control into a number of Common Units at a conversion ratio equal to the quotient of: (a) the product of (i) 160% multiplied by (ii) the Series A Issue Price less the Series A Preferred Unitholder’s Pro Rata portion of the sum of all cash distributions paid on all Series A Preferred Units on or prior to the date of the Series A Change of Control, divided by (b) an amount equal to 95% of the volume-weighted average price of the Common Units for the 30 Trading Day period prior to the closing of the Series A Change of Control; provided that such ratio shall in no event exceed a value per Series A Preferred Unit equal to (i) 120% of the Series A Issue Price in the case of a Series A Change of Control occurring on or prior to the first anniversary of the Series A Issuance Date, (ii) 130% of the Series A Issue Price in the case of a Series A Change of Control occurring after the first anniversary of the Series A Issuance Date but on or prior to the second anniversary of the Series A Issuance Date, and (iii) 140% of the Series A Issue Price in the case of a Series A Change of Control occurring after the second anniversary of the Series A Issuance Date but on or prior to the third anniversary of the Series A Issuance Date.
(3)    If the Partnership is the surviving entity of such Series A Change of Control, continue to hold Series A Preferred Units; or
(4)    Require the Partnership to redeem the Series A Preferred Units at a price per Series A Preferred Unit equal to 101% of the Series A Issue Price plus (x) Series A Unpaid Cash Distributions on the applicable Series A Preferred Unit and (y) Series A Partial Period Distributions on the applicable Series A Preferred Unit. Any redemption pursuant to this sub-clause (4) shall, as determined by the General Partner, be paid in cash and/or Common Units. If all or any portion of such redemption is to be paid in Common Units, the Common Units to be issued shall be valued at 95% of the volume-weighted average price of the Common Units for the 30 Trading Day period ending on the fifth Trading Day immediately prior to the Series A Change of Control. No later than three Trading Days prior to the consummation of the related Series A Change of Control, the Partnership shall deliver a written notice to the Record Holders of the Series A Preferred Units stating the date on which the Series A Preferred Units will be redeemed and the Partnership’s computation of the amount of cash or Common Units to be received by the Record Holder upon redemption of such Series A Preferred Units. If the Partnership shall be the surviving entity of the related Series A Change of Control, then no later than 10 Business Days following the consummation of such Series A Change of Control, the Partnership shall remit the applicable cash or Common Unit consideration to the Record Holders of then outstanding Series A Preferred Units. If the Partnership shall not be the surviving entity of the related Series A Change of Control, then the Partnership shall remit the applicable cash or Common Unit immediately prior to the consummation of the Series A Change of Control. The Record Holders shall deliver to the Partnership any Certificates representing the Series A Preferred Units as soon as practicable following the redemption. Record Holders of the Series A Preferred Units shall retain all of the rights and privileges thereof unless and until the consideration due to them as a result of such redemption shall be paid in full in cash or Common Units, as applicable. After any such redemption, any such redeemed Series A Preferred Unit shall no longer constitute an issued and outstanding Limited Partner Interest.
(viii)    Series A Preferred Unit Transfer Restrictions.

(A)    Notwithstanding any other provision of this Section 5.14(b)(viii), each Series A Preferred Unitholder shall be permitted to transfer any Series A Preferred Units owned by such Series A Preferred Unitholder to any of its Affiliates or to any other Series A Preferred Unitholder.
(B)    Without the prior written consent of the Partnership, except as specifically provided in this Agreement and the Series A Purchase Agreement, each Series A Preferred Unitholder shall not, (a) during the period commencing on the Series A Issuance Date and ending on the first anniversary of the Series A Issuance Date, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of its Series A Preferred Units, (b) during the period commencing on the Series A Issuance Date and ending on the second anniversary of the Series A Issuance Date, directly or indirectly engage in any short sales or other derivative or hedging transactions with respect to the Series A Preferred Units that are designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of ownership of any Series A Preferred Units, (c) transfer any Series A Preferred Units to any non-U.S. resident individual, non-U.S. corporation or partnership, or any other non-U.S. entity, including any foreign governmental entity, including by means of any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of ownership of any Series A Preferred Units, regardless of whether any transaction described in clauses (a) through (c) above is to be settled by delivery of Series A Preferred Units, Common Units or other securities, in cash or otherwise, or (d) effect any transfer of Series A Preferred Units or Series A Conversion Units in a manner that violates the terms of this Agreement; provided, however, that such Series A Preferred Unitholder may pledge all or any portion of its Series A Preferred Units to any holders of obligations owed by the Series A Preferred Unitholders, including to the trustee for, or representative of, such holders. Notwithstanding the foregoing, any transferee receiving any Series A Preferred Units pursuant to this Section 5.14(b)(viii)(B) shall agree to the restrictions set forth in this Section 5.14(b)(viii)(B).
(C)    Following the first anniversary of the Series A Issuance Date, the Series A Purchasers or their permitted transferees may freely transfer Series A Preferred Units involving an underlying value of Common Units of at least $50,000,000 (taking into account any concurrent transfers by Affiliates of such Series A Preferred Unitholder) based on the Series A Issue Price (or such lesser amount if it (i) constitutes the remaining holdings of such Series A Preferred Unitholder or (ii) has been approved by the General Partner), subject to compliance with applicable securities laws and this Agreement, including sub-clauses (b) and (c) of Section 5.14(b)(viii)(B).
(D)    Notwithstanding anything to the contrary in subclause (a) of Section 5.14(b)(viii)(B), but subject to compliance with applicable securities laws and this Agreement, including subclauses (b) and (c) of Section 5.14(b)(viii)(B), during the period beginning on the Series A Issuance Date and ending on the date that is 60 days after the Series A Issuance Date (the “Non-Affiliate Transfer Period”), Stonepeak and its Affiliates may transfer or dispose of Series A Preferred Units to one or more non-Affiliates of Stonepeak, subject to the consent of the Partnership as to the identity of the transferee (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that (A) any transfer made pursuant to this sentence must consist of Series A Preferred Units in an amount not less than $25 million based on the Series A Issue Price, (B) the aggregate amount of Series A Preferred Units and rights to purchase Series A Preferred Units transferred pursuant to this Section 5.14(b)(viii)(D) and Section 8.10 of the Series A Purchase Agreement shall not be greater than $100 million based on the Series A Issue Price and (C) a maximum of two transfers may be made pursuant to this Section 5.14(b)(viii)(D) and Section 8.10 of the Series A Purchase Agreement.
(ix)    Fully Paid and Non-Assessable. Any Series A Conversion Unit(s) delivered pursuant to this Section 5.14 shall be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act), free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act or this Agreement or created by the holders thereof.
(x)    Notices. For the avoidance of doubt, the Partnership shall distribute to the Record Holders of Series A Preferred Units copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the Record Holders of Common Units of the Partnership, at such times and by such method as such documents are distributed to such Record Holders of such Common Units.

Section 5.15    Establishment of Series B Preferred Units.
(a)    General. The General Partner hereby designates and creates a class of Limited Partner Units designated as Series B Perpetual Preferred Units (the “Series B Preferred Units”) having only the designations, rights, preferences and privileges and shall be subject to the following duties and obligations as set forth herein, including this Section 5.15. Each Series B Preferred Unit shall be identical in all respects to every other Series B Preferred Unit, except as to the dates from which Series B Distributions may begin accruing, to the extent such dates may differ. The Series B Preferred Units represent perpetual equity interests in the Partnership and, except as set forth in Section 5.15(b)(iii), shall not give rise to a claim by the Partnership or a Series B Preferred Unitholder for redemption or the conversion thereof, as applicable, at a particular date. The authorized number of Series B Preferred Units shall be unlimited. In accordance with Section 5.6, and subject to Section 5.14(b)(iv), the General Partner shall have the power and authority to issue additional Series B Preferred Units in the future.
(b)    Rights of Series B Preferred Units. The Series B Preferred Units shall have the following designations, rights, preferences and privileges and the Series B Preferred Unitholders shall be subject to the following duties and obligations:
(i)    Distributions.
(A)    Except for the Series B Initial Distribution which shall be payable on the Series B Initial Distribution Date, each Series B Distribution shall accrue and be cumulative at the applicable Series B Distribution Rate from and including the Series B Original Issue Date (or, for any subsequently issued and newly outstanding Series B Preferred Units, from and including the Series B Distribution Payment Date immediately preceding the issue date of such Series B Preferred Units) until such time as the Partnership pays the Series B Distribution or redeems such Series B Preferred Unit in accordance with Section 5.15(b)(iii), whether or not such Series B Distributions shall have been declared. Series B Preferred Unitholders shall be entitled to receive Series B Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series B Distribution Rate per Series B Preferred Unit when, as, and if declared by the General Partner. Series B Distributions, to the extent declared by the General Partner to be paid by the Partnership, shall accumulate in each Series B Distribution Period from and including the preceding Series B Distribution Payment Date or the Series B Original Issue Date, as the case may be, to but excluding the applicable Series B Distribution Payment Date for such period, and Series B Distributions shall accrue on accumulated Series B Distributions at the Series B Distribution Rate. If any Series B Distribution Payment Date otherwise would fall on a day that is not a Business Day, declared Series B Distributions shall be paid on the immediately succeeding Business Day without the accumulation of additional Series B Distributions. During the Series B Fixed Rate Period, Series B Distributions on the Series B Preferred Units shall be payable based on a 360-day year consisting of twelve 30-day months. During the Series B Floating Rate Period, Series B Distributions on the Series B Preferred Units shall be computed by multiplying the floating rate for that Series B Distribution Period by a fraction, the numerator of which shall be the actual number of days elapsed during that Series B Distribution Period (determined by including the first day of the Series B Distribution Period and excluding the last day, which is the Series B Distribution Payment Date), and the denominator of which shall be 360, and by multiplying the result by the aggregate Series B Liquidation Preference of the Series B Preferred Units. All Series B Distributions payable by the Partnership pursuant to this Section 5.15(b)(i) shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code.
(B)    Not later than 5:00 p.m., New York City time, on each Series B Distribution Payment Date, the Partnership shall pay those Series B Distributions, if any, that shall have been declared by the General Partner to each Series B Preferred Unitholder on the Record Date for the applicable Series B Distribution. So long as the Series B Preferred Units are held of record by the nominee of the Depository, declared Series B Distributions shall be paid to the Depository in same-day funds on each Series B Distribution Payment Date. The Depository shall credit accounts of its participants in accordance with the Depository’s normal procedures. The participants shall be responsible for holding or disbursing such payments to beneficial owners of the Series B Preferred Units in accordance with the instructions of such beneficial owners. If the Partnership fails to pay in full the Series B Distributions in cash when due on any Series B Distribution Payment Date, then from and after the first date of such failure and continuing until such failure is cured by payment in full in cash of all such arrearages, (1) the amount of such unpaid cash distributions (on a per Series B Preferred Unit basis, “Series B Unpaid Cash Distributions”) unless and until paid will accrue and accumulate from and including the first day of such failure until paid in full and (2) the

Partnership shall not be permitted to, and shall not, declare or make, any distributions, redemptions or repurchases in respect of any Series B Junior Securities or Series B Parity Securities (including, for the avoidance of doubt, with respect to the Series B Distribution Period for which the Partnership first failed to pay in full the Series B Distributions in cash when due); provided, however, that distributions may be declared and paid on the Series B Preferred Units and the Series B Parity Securities so long as such distributions are declared and paid Pro Rata so that amounts of distributions declared per Series B Preferred Unit and Series B Parity Security shall in all cases bear to each other the same ratio that accrued and accumulated distributions per Series B Preferred Unit and Series A Parity Security bear to each other. To the extent a distribution period applicable to a class of Series B Junior Securities or Series B Parity Securities is shorter than the Series B Distribution Period applicable to the Series B Preferred Units, the General Partner may declare and pay regular distributions with respect to such Series B Junior Securities or Series B Parity Securities; provided that, at the time of declaration of such distribution, the General Partner expects to have sufficient funds to pay the full Series B Distribution in respect of such Series B Preferred Units on the next successive Series B Distribution Payment Date.
(C)    The “Series B Three-Month LIBOR” for each Series B Distribution Period during the Series B Floating Rate Period shall be determined by the Calculation Agent, as of the applicable Series B LIBOR Determination Date, in accordance with the following provisions:
(1)    The Series B Three-Month LIBOR shall be the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period commencing on the first day of such Series B Distribution Period that appears on Reuters Page LIBOR01 as of 11:00 a.m. (London time) on the Series B LIBOR Determination Date.
(2)    If the Calculation Agent determines that the Series B Three-Month LIBOR has been discontinued, then the Calculation Agent shall determine whether to use a substitute or successor base rate that the Calculation Agent has determined in its sole discretion is most comparable to the Series B Three-Month LIBOR; provided that if the Calculation Agent determines there is an industry-accepted successor base rate, the Calculation Agent shall use such successor base rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may implement changes to the Business Day convention, the definition of “business day” and the “determination date” in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.
(3)    If the Series B Three-Month LIBOR cannot be determined as described in Section 5.15(b)(i)(C)(1) and the Calculation Agent does not make a determination under Section 5.15(b)(i)(C)(2), then the Series B Three-Month LIBOR shall be determined on the basis of the rates, at approximately 11:00 a.m. (London time) on the second London Business Day immediately preceding the first day of such Series B Distribution Period, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the Calculation Agent: three-month deposits in U.S. dollars, beginning on the first day of the Series B Distribution Period in a Representative Amount. The Calculation Agent shall request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, the Series B Three-Month LIBOR for the second London Business Day immediately preceding the first day of such Series B Distribution Period shall be the arithmetic mean of the quotations. If fewer than two of the requested quotations are provided, the Series B Three-Month LIBOR for the Series B LIBOR Determination Date shall be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 a.m. (New York City time), on the second London Business Day immediately preceding the first day of such Series B Distribution Period, by major banks in New York City selected by the Calculation Agent: three-month loans of U.S. dollars, beginning on the first day of such interest period and in a Representative Amount. If no quotation is provided, then the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate the Series B Three-Month LIBOR or any of the foregoing lending rates, shall determine the Series B Three-Month LIBOR for the second London Business Day immediately preceding the first day of such Series B Distribution Period in its sole discretion.
(4)    All percentages resulting from any of the above calculations shall be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards and all dollar amounts used in or resulting from such calculations shall be rounded to the nearest cent (with one-half cent being rounded upwards).

(ii)    Voting Rights.
(A)    Notwithstanding anything to the contrary in this Agreement, the Series B Preferred Units shall not have any voting rights except as set forth in this Section 5.15(b)(ii) or as otherwise required by the Delaware Act.
(B)    Without the affirmative vote or consent of holders of at least 66 2/3% of the Voting Eligible Series B Preferred Units (excluding any Voting Eligible Series B Preferred Units held by the General Partner or any of its Affiliates), voting as a single separate class, the General Partner shall not adopt any amendment to this Agreement that would have a material adverse effect on the preferences, rights, powers, duties or obligations of the Series B Preferred Units; provided, however, that:
(1)    subject to Section 5.15(b)(ii)(C), any amendment solely relating to the issuance of additional Partnership Interests shall not be deemed to constitute a material adverse effect on the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges of the Series B Preferred Units for purposes of this Section 5.15(b)(ii)(B); and
(2)    for purposes of this Section 5.15(b)(ii)(B), no amendment of this Agreement in connection with a merger or other transaction in which the Partnership is the surviving entity and the Series B Preferred Units remain outstanding with the terms thereof materially unchanged in any respect adverse to the Series B Preferred Unitholders shall be deemed to materially and adversely affect the powers, preferences, duties or special rights of the Series B Preferred Units.
(C)    Without the affirmative vote or consent of the Record Holders of at least 66 2/3% of the Voting Eligible Series B Preferred Units voting as a class together with holders of any Series B Parity Securities established after the Series B Original Issue Date upon which like voting rights have been conferred and are exercisable, the Partnership shall not:
(1)    create or issue any Series B Parity Securities (including any additional Series B Preferred Units) if the cumulative distributions payable on Series B Preferred Units (or any Series B Parity Securities, if applicable) are in arrears; or
(2)    create or issue any Series B Senior Securities.
(D)    For any matter described in this Section 5.15 in which the holders of the Voting Eligible Series B Preferred Units (excluding any Series B Preferred Units that are held by the General Partner or any of its Affiliates) are entitled to vote as a class (whether separately or together with the holders of any Series B Parity Securities), such Series B Preferred Unitholders shall be entitled to one vote per Series B Preferred Unit.
(E)    Notwithstanding Sections 5.15(b)(ii)(B) and 5.15(b)(ii)(C), no vote of the Series B Preferred Unitholders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series B Preferred Units at the time outstanding.
(iii)    Optional Redemption; Series B Rating Event.
(A)    The Partnership shall have the right to redeem the Series B Preferred Units, which redemption may be in whole or in part (except with respect to a Series B Rating Event Redemption which shall be in whole but not in part), in each case using any source of funds legally available for such purpose:
(1)    at any time, and from time to time, on or after February 15, 2023; or
(2)    at any time within 120 days after the conclusion of any review or appeal process instituted by the Partnership following the occurrence of a Series B Rating Event (a “Series B Rating Event Redemption”).
(B)    Any such redemption shall occur on a date set by the General Partner (the “Series B Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Series B Preferred Unit to be redeemed equal to the Series B Liquidation Preference for such Series B Preferred Unit on such Series B

Redemption Date plus an amount equal to all accumulated and unpaid distributions thereon from the Series B Original Issue Date to, but not including, the Series B Redemption Date, whether or not such distributions shall have been declared (the “Series B Redemption Price”); provided that in connection with a Series B Rating Event Redemption, the Series B Liquidation Preference per Series B Preferred Unit shall be deemed to be equal to $1,020.00. So long as the Series B Preferred Units to be redeemed are held of record by the nominee of the Depository, the Series B Redemption Price shall be paid by the Paying Agent to the Depository on the Series B Redemption Date.
(C)    The Partnership shall give notice of any redemption not less than 10 days and not more than 60 days before the scheduled Series B Redemption Date to the Series B Preferred Unitholders of any Series B Preferred Units to be redeemed as such Series B Preferred Unitholders’ names appear on the books of the Transfer Agent and at the address of such Series B Preferred Unitholders shown therein. Such notice (the “Series B Redemption Notice”) shall state, as applicable: (1) the Series B Redemption Date, (2) the number of Series B Preferred Units to be redeemed and, if less than all outstanding Series B Preferred Units are to be redeemed, the number (and the identification) of Series B Preferred Units to be redeemed from such Series B Preferred Unitholder, (3) the Series B Redemption Price, (4) the place where any Series B Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series B Redemption Price therefor and (5) that distributions on the Series B Preferred Units to be redeemed shall cease to accumulate from and after such Series B Redemption Date.
(D)    If the Partnership elects to redeem less than all of the outstanding Series B Preferred Units, the number of Series B Preferred Units to be redeemed shall be determined by the General Partner, and such Series B Preferred Units shall be redeemed by such method of selection as the Depository (or, in the case of any units not held of record by the nominee of the Depository, the General Partner) determines, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series B Preferred Units. So long as all Series B Preferred Units are held of record by the nominee of the Depository, the Partnership shall give the Series B Redemption Notice, or cause the Series B Redemption Notice to be given, to the Depository of the number of such Series B Preferred Units to be redeemed, and the Depository shall determine the number of such Series B Preferred Units to be redeemed from the account of each of its participants holding such Series B Preferred Units in its participant account. Thereafter, each participant shall select the number of the Series B Preferred Units to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds the Series B Preferred Units for its own account). A participant may determine to redeem the Series B Preferred Units from some beneficial owners (including the participant itself) without redeeming the Series B Preferred Units from the accounts of other beneficial owners. Any Series B Preferred Units not redeemed shall remain outstanding and entitled to all the rights and preferences of the Series B Preferred Units under the Agreement. So long as the Series B Preferred Units are held of record by the nominee of the Depository, the Series B Redemption Price shall be paid by the Paying Agent to the Depository on the Series B Redemption Date. If the Partnership gives or causes to be given a Series B Redemption Notice, the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Series B Preferred Units as to which such Series B Redemption Notice shall have been given, no later than 10:00 a.m., New York City time, on the Series B Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series B Redemption Price to the Series B Preferred Unitholders whose Series B Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Series B Preferred Units is issued in the name of the Depository or its nominee) of the Certificates therefor as set forth in the Series B Redemption Notice. If the Series B Redemption Notice shall have been given, from and after the Series B Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series B Redemption Notice, all Series B Distributions on such Series B Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series B Preferred Units as Limited Partners with respect to such Series B Preferred Units to be redeemed shall cease, except the right to receive the Series B Redemption Price plus an amount equal to accumulated and unpaid Series B Distributions to, but not including, the Series B Redemption Date, whether or not declared, and such Series B Preferred Units may not thereafter be transferred on the books of the Transfer Agent or be deemed to be outstanding for any purpose whatsoever. The Partnership shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Series B Redemption Price of the Series B Preferred Units to be redeemed), and the holders of any Series B Preferred Units so redeemed shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series B Preferred Units, that remain unclaimed or unpaid after one year after the applicable Series B Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series B Preferred Unitholders entitled to such redemption or other payment shall have recourse only to the Partnership.
(E)    If only a portion of the Series B Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Series B Preferred Units is registered in the name of the Depository or its nominee), the Partnership shall issue and the Paying Agent shall deliver to the Series B Preferred Unitholders a new Certificate (or adjust the applicable book entry account) representing the number of Series B Preferred Units represented by the surrendered Certificate that have not been called for redemption. Notwithstanding any Series B Redemption Notice, no redemption of any Series B Preferred Units may be called for redemption until funds sufficient to pay the full Series B Redemption Price, plus all accumulated and unpaid distributions to, but not including, the Series B Redemption Date, whether or not declared, have been deposited by the Partnership with the Paying Agent.
(F)    The Partnership and its Affiliates may from time to time purchase the Series B Preferred Units, subject to compliance with all applicable securities and other laws. Notwithstanding the foregoing, unless full cumulative Series B Distributions have been or contemporaneously are being paid or provided for on all outstanding Series B Preferred Units and any Series B Parity Securities through the Series B Distribution Period or the most recently completed respective distribution period for such Series B Parity Securities, the Partnership may not repurchase, redeem or otherwise acquire, in whole or in part, any Series B Preferred Units or Series B Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all holders of the Series B Preferred Units and any Series B Parity Securities. Common Units and any other Series B Junior Securities may not be redeemed, repurchased or otherwise acquired unless full cumulative Series B Distributions have been or contemporaneously are being paid or provided for on all outstanding Series B Preferred Units and any Series B Parity Securities through the Series B Distribution Period or the most recently completed respective distribution period for such Series B Parity Securities.
(iv)    Ranking.
(A)    The Series B Preferred Units shall each be deemed to rank:
(1)    senior to any Series B Junior Securities;
(2)    pari passu with any Series B Parity Securities;
(3)    junior to any Series B Senior Securities; and
(4)    junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.
(B)    The Partnership may issue Series B Junior Securities and, subject to any approvals required pursuant to Section 5.15(b) (ii), Series B Parity Securities from time to time in one or more classes or series without the consent of the Series B Preferred Unitholders. Pursuant to Section 5.6, the General Partner has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges of any such class or series before the issuance of any Partnership Interests of such class or series.
(v)    No Sinking Fund. The Series B Preferred Units shall not have the benefit of any sinking fund.
(vi)    Record Holders. To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent and the Paying Agent may deem and treat any Series B Preferred Unitholder as the true, lawful and absolute owner of the applicable Series B Preferred Units for all purposes, and neither the General Partner, the Partnership nor the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series B Preferred Units are listed or admitted to trading.

(vii)    Notices. All notices or communications in respect of the Series B Preferred Units shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Agreement or by applicable law.
(viii)    Other Rights; Fiduciary Duties. The Series B Preferred Units and the Series B Preferred Unitholders shall not have any preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, the Partnership, the General Partner and any other Indemnitee shall not owe any duties or have any liabilities to Series B Preferred Unitholders.
ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS
Section 6.1    Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) for each taxable period shall be allocated among the Partners as provided herein.
(a)    Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated as follows:
(i)    First, to the General Partner as necessary to eliminate any deficit balance in the General Partner’s Capital Account; and
(ii)    Second, the balance, if any, to all Common Unitholders Pro Rata.
(b)    Net Loss. After giving effect to the special allocations set forth in Section 6.1(d), Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period shall be allocated as follows:
(i)    First, to the Common Unitholders, Pro Rata; provided, however, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Common Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account);
(ii)    Second, to the General Partner and the Common Unitholders to the extent of and in proportion to the positive balances in their Adjusted Capital Accounts;
(iii)    Third, to the Preferred Unitholders, to the extent of and in proportion to the positive balances in their Adjusted Capital Accounts; and
(iv)    The balance, if any, 100% to the General Partner.
(c)    [Reserved.]
(d)    Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:
(i)    Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
(ii)    Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) and other than an allocation pursuant to Section 6.1(d)(i), Section 6.1(d)(vi) and Section 6.1(d)(vii) with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(iii)    Priority Allocations. If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4 or with respect to the Preferred Unitholders) with respect to a Limited Partner Unit exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Limited Partner Unit (the amount of the excess, an “Excess Distribution” and the Limited Partner Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution.
(iv)    Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, however, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.
(v)    Gross Income Allocation. In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.
(vi)    Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.
(vii)    Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner

Nonrecourse Debt, the Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.
(viii)    Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners Pro Rata; provided, however, that pursuant to Temporary Treasury Regulation Section 1.707-5T(a)(2)(i), liabilities shall be allocated for the purposes of Treasury Regulation Section 1.707-5 in accordance with the Partners’ interests in the Partnership’s profits, as determined by the General Partner.
(ix)    Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.
(x)    Economic Uniformity; Changes in Law.
(A)    [Reserved.]
(B)    [Reserved.]
(C)    [Reserved.]
(D)    For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (1) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (2) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (3) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(D) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.
(xi)    Allocations with Respect to Series A Preferred Units.
(A)    Items of Partnership gross income and gain shall be allocated to the Series A Preferred Unitholders, Pro Rata, until the aggregate amount of gross income and gain allocated to each Series A Preferred Unitholder pursuant hereto for the current taxable period and all previous taxable periods is equal to the cumulative amount of all cash distributions made with respect to such Series A Preferred Unit pursuant to Section 5.14(b)(i) from the date such Series A Preferred Unit was issued to a date 60 days after the end of the current taxable year.
(B)    Items of Partnership gross income and gain shall be allocated to the Series A Preferred Unitholders, Pro Rata, until the aggregate amount of gross income and gain allocated to each Series A Preferred Unitholder pursuant hereto for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Net Losses allocated to such Series A Preferred Unitholder pursuant to Section 6.1(b)(iii) for all previous taxable years.
(C)    Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if (A) the Liquidation Date occurs prior to the conversion of the last outstanding Series A Preferred Unit and (B) after having made all other allocations provided for in this Section 6.1 for the taxable period in which the Liquidation Date occurs, the Per Unit Capital Amount of each Series A Preferred Unit would not equal or exceed the

Series A Liquidation Value, then items of income, gain, loss and deduction for such taxable period shall instead be allocated among the Partners in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Per Unit Capital Amount in respect of each Series A Preferred Unit to equal the Series A Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Per Unit Capital Amount balances described above, items of income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs, shall be reallocated from the Unitholders holding Limited Partner Units other than Series A Preferred Units to Unitholders holding Series A Preferred Units. In the event that (i) the Liquidation Date occurs on or before the date (not including any extension of time) prescribed by law for the filing of the Partnership’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs and (ii) the reallocation of items for the taxable period in which the Liquidation Date occurs as set forth above in this Section 6.1(d)(xi)(C) fails to achieve the Per Unit Capital Amounts described above, then items of income, gain, loss and deduction for such prior taxable period shall be reallocated among all Partners in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(d)(xi)(C), cause the Per Unit Capital Amount in respect of each Series A Preferred Unit to equal the Series A Liquidation Value.
(xii)    Curative Allocation.
(A)    Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. In exercising its discretion under this Section 6.1(d)(xii)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xii)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xii)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.
(B)    The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xii)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xii)(A) among the Partners in a manner that is likely to minimize such economic distortions.
(xiii)    Allocations with Respect to Series B Preferred Units. For each taxable period that any Series B Preferred Units are outstanding, the Series B Preferred Unitholders shall be allocated, Pro Rata, gross income or gain equal to the excess, if any, of (x) the Series B Liquidation Preference with respect to such holder’s Series B Preferred Units, over (y) such holder’s existing Capital Account balance in respect of its Series B Preferred Units, until the Capital Account balance of each such holder in respect of its Series B Preferred Units is equal to the Series B Liquidation Preference in respect of such Series B Preferred Units.
(xiv)    [Reserved.]
(xv)    Special Limited Partner Interest Cost Recovery Deductions. For any taxable period ending after the effective time of the transactions contemplated by the ANDX Merger Agreement, any and all cost recovery deductions available to the Partnership with respect to the underlying Partnership assets attributable to the prior capital account in ANDX associated with the ANDX Special Limited Partner Interest may, at the General Partner’s discretion, in whole or in part, be allocated to the holder of the Special Limited Partner Interest until the portion of the Capital Account with respect to such Special Limited Partner Interest that is attributable to the ANDX

Special Limited Partner Interest is reduced to zero; provided that, as of February 1, 2021, the effective date of the Waiver, Conveyance and Cancellation Agreement and thereafter, the Capital Account associated with the Special Limited Partner Interest shall include the Former TexNew Mex Capital Account; and provided further, that the cost recovery deduction allocations to the holder of the Special Limited Partner Interest with respect to the Former TexNew Mex Capital Account shall be made in a manner consistent with Section 6.1(d)(xiv)(B) of the Fifth Restated Agreement until the Former TexNew Mex Capital Account is reduced to zero. In order to effect the allocations pursuant to this Section 6.1(d)(xv) and in maintaining the Partnership’s Capital Accounts, the General Partner shall apply the “keep-your-own” method of accounting with respect to the portion of the Capital Account with respect to the Special Limited Partner Interest that is attributable to the ANDX Special Limited Partner Interest.
Section 6.2    Allocations for Tax Purposes.
(a)    Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.
(b)    In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined to be appropriate by the General Partner (taking into account the General Partner’s discretion under Section 6.1(d)(x)(D)); provided, however, that the General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.
(c)    The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.
(d)    In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.
(e)    All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.
(f)    Each item of Partnership income, gain, loss and deduction, for federal income tax purposes, shall be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.
(g)    Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee, agent or representative in any case in which such nominee, agent or representative has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.
(h)    If, as a result of the conversion of a Series A Preferred Unit into Common Units and the adjustments pursuant to Section 5.5(d)(iii), a Capital Account reallocation is required consistent with the principles of Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).
Section 6.3    Requirement and Characterization of Distributions; Distributions to Record Holders.
(a)    Subject to Section 5.14(b)(i)(B) and Section 5.15(b)(i)(B), within 60 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI, by the Partnership Pro Rata to the Common Unitholders as of the Record Date selected by the General Partner. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Limited Partners pursuant to this Section 6.3 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall be deemed to be “Capital Surplus.” For the avoidance of doubt, the holders of the Series A Preferred Units , the Series B Preferred Units, the Special Limited Partner Interest and the General Partner Interest shall not be entitled to distributions made pursuant to this Section 6.3(a) in respect of such Partnership Interests. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate the Delaware Act or any other applicable law. All distributions required to be made under this Agreement shall be made subject to Sections 17-607 and 17-804 of the Delaware Act and other applicable law, notwithstanding any other provision of this Agreement.
(b)    Notwithstanding Section 6.3(a) (but subject to the last sentence of Section 6.3(a)), in the event of the dissolution and liquidation of the Partnership, all cash received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.
(c)    Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.
Section 6.4    [Reserved.]
Section 6.5    Special Distributions in Consideration of Contributions by Partners. Notwithstanding anything to the contrary set forth in this Agreement, the General Partner may, from time-to-time, cause the Partnership to make special distributions of cash to one or more Partners in connection with, and in full or partial consideration of, the contribution, assignment, transfer or conveyance of property, assets or rights or any interests therein by such Partners to the Partnership, including, but not limited to, a distribution pursuant to Treasury Regulation Section 1.707-5(b). For the avoidance of doubt, such special distributions shall not be considered distributions of Available Cash and shall not be subject to, or required to be distributed in accordance with, Section 6.3 (other than the last two sentences of Section 6.3(a)) or Section 12.4(c).

ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS
Section 7.1    Management.
(a)    The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:
(i)    the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into or exchangeable for Partnership Interests (subject to Section 5.14(b)(iv) with respect to Series A Senior Securities and Series A Parity Securities and Section 5.15(b)(ii) with respect to Series B Senior Securities and Series B Parity Securities), and the incurring of any other obligations;
(ii)    the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;
(iii)    the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);
(iv)    the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;
(v)    the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);
(vi)    the distribution of Partnership cash;
(vii)    the selection and dismissal of officers, employees, agents, internal and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;
(viii)    the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;
(ix)    the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;
(x)    the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi)    the indemnification of any Person against liabilities and contingencies to the extent permitted by law;
(xii)    the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);
(xiii)    subject to Section 5.14(b), the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of Derivative Partnership Interests;
(xiv)    the undertaking of any action in connection with the Partnership’s participation in the management of any Group Member; and
(xv)    the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.
(b)    Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each Record Holder and each other Person who may acquire an interest in a Partnership Interest or that is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the IPO Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement, the Employee Services Agreements, and the other agreements described in or filed as exhibits to the IPO Registration Statement that are related to the transactions contemplated by the IPO Registration Statement (collectively, the “Transaction Documents”) (in each case other than this Agreement, without giving effect to any amendments, supplements or restatements thereof entered into after the date such Person becomes bound by the provisions of this Agreement); (ii) agrees that the General Partner (on its own or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the IPO Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Interests or are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.
Section 7.2    Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.3(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.
Section 7.3    Restrictions on the General Partner’s Authority to Sell Assets of the Partnership Group. Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination or sale of ownership interests of the Partnership’s Subsidiaries) without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.
Section 7.4    Reimbursement of and Other Payments to the General Partner.
(a)    Except as provided in this Section 7.4, and elsewhere in this Agreement or in the Omnibus Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.
(b)    Except as may be otherwise provided in the Omnibus Agreement, the General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner or its Affiliates in connection with managing and operating the Partnership Group’s business and affairs (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. Any allocation of expenses to the Partnership by the General Partner in a manner consistent with its or its Affiliates’ past business practices and, in the case of assets regulated by FERC, then applicable accounting and allocation methodologies generally permitted by FERC for rate-making purposes (or in the absence of then-applicable methodologies permitted by FERC, consistent with the most-recently applicable methodologies), shall be deemed to have been made in good faith.
(c)    The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Interests or Derivative Partnership Interests), or cause the Partnership to issue Partnership Interests or Derivative Partnership Interests in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates in each case for the benefit of officers, employees and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any officers, employees, consultants and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.
(d)    The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.
(e)    The General Partner and its Affiliates may enter into an agreement to provide services to any Group Member for a fee or otherwise than for cost.
Section 7.5    Outside Activities.
(a)    The General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Partnership) and (ii)

shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the IPO Registration Statement, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member, (C) the guarantee of, and mortgage, pledge, or encumbrance of any or all of its assets in connection with, any indebtedness of any Group Member or (D) the performance of its obligations under the Omnibus Agreement.
(b)    Subject to the terms of Section 7.5(c), each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Partner. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Unrestricted Person.
(c)    Subject to the terms of Section 7.5(a) and Section 7.5(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any duty or any other obligation of any type whatsoever of the General Partner or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Partnership. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or in equity, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to the Partnership, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person bound by this Agreement for breach of any duty by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership, provided that such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person.
(d)    The General Partner and each of its Affiliates may acquire Limited Partner Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Limited Partner Units and/or other Partnership Interests acquired by them. The term “Affiliates” when used in this Section 7.5(d) with respect to the General Partner shall not include any Group Member.
Section 7.6    Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.
(a)    The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b)    The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).
(c)    No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates to the Partnership or the Limited Partners existing hereunder, or existing at law, in equity or otherwise by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all Partners.
Section 7.7    Indemnification.
(a)    To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Partnership; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to any Affiliate of the General Partner (other than a Group Member), or to any other Indemnitee, with respect to any such Affiliate’s obligations pursuant to the Transaction Documents. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.
(b)    To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.
(c)    The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Voting Eligible Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the IPO Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
(d)    The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
(e)    For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.
(f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.
(g)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(h)    The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(i)    No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
Section 7.8    Liability of Indemnitees.
(a)    Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, or any other Persons who are bound by this Agreement for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
(b)    The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.
(c)    To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner or to any other Persons who are bound by this Agreement for its good faith reliance on the provisions of this Agreement.
(d)    Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
Section 7.9    Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.
(a)    Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Voting Eligible Common Units (excluding Common Units owned by the General Partner and its Affiliates)

and Series A Preferred Units voting together as a single class, (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval. Whenever the General Partner makes a determination to refer any potential conflict of interest to the Conflicts Committee for Special Approval, seek Unitholder approval or adopt a resolution or course of action that has not received Special Approval or Unitholder approval, then the General Partner shall be entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard or duty imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in making such determination or taking or declining to take such other action shall be permitted to do so in its sole and absolute discretion. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above or that a director satisfies the eligibility requirements to be a member of the Conflicts Committee, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith. In any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging any action by the Conflicts Committee with respect to any matter referred to the Conflicts Committee for Special Approval by the General Partner, any determination by the Board of Directors that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above or any determination by the Board of Directors that a director satisfies the eligibility requirements to be a member of the Conflicts Committee, the Person bringing or prosecuting such proceeding shall have the burden of overcoming the presumption that the Conflicts Committee or the Board of Directors, as applicable, acted in good faith. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the IPO Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement or any such duty.
(b)    Whenever the General Partner or the Board of Directors, or any committee thereof (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliate of the General Partner causes the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, the Board of Directors or such committee or such Affiliates causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement, if the Person or Persons making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction is not adverse to the best interests of the Partnership Group.
(c)    Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the Person or Persons making such determination or taking or declining to take such other action shall be permitted to do so in their sole and absolute discretion. By way of illustration and not of limitation, whenever the phrase, “the General Partner at its option,” or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.
(d)    The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a partnership.
(e)    Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.
(f)    Except as expressly set forth in this Agreement or required by the Delaware Act, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.
(g)    The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.
Section 7.10    Other Matters Concerning the General Partner and Other Indemnitees.
(a)    The General Partner and any other Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.
(b)    The General Partner and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or such Indemnitee, respectively, reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.
(c)    The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership or any Group Member.
Section 7.11    Purchase or Sale of Partnership Interests. The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests or Derivative Partnership Interests. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Articles IV and X.
Section 7.12    Registration Rights of the General Partner and its Affiliates.
(a)    Demand Registration. Upon receipt of a Notice from any Holder at any time after the 180th day after the Closing Date, the Partnership shall file with the Commission as promptly as reasonably practicable a registration statement under the Securities Act (each, a “Registration Statement”) providing for the resale of the

Registrable Securities, which may, at the option of the Holder giving such Notice, be a Registration Statement that provides for the resale of the Registrable Securities from time to time pursuant to Rule 415 under the Securities Act. The Partnership shall not be required pursuant to this Section 7.12(a) to file more than one Registration Statement in any twelve-month period nor to file more than three Registration Statements in the aggregate. The Partnership shall use commercially reasonable efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the initial filing of the Registration Statement and to remain effective and available for the resale of the Registrable Securities by the Selling Holders named therein until the earlier of (i) six months following such Registration Statement’s effective date and (ii) the date on which all Registrable Securities covered by such Registration Statement have been sold. In the event one or more Holders request in a Notice to dispose of a number of Registrable Securities that such Holder or Holders reasonably anticipates will result in gross proceeds of at least $30,000,000 in the aggregate pursuant to a Registration Statement in an Underwritten Offering, the Partnership shall retain underwriters that are reasonably acceptable to such Selling Holders in order to permit such Selling Holders to effect such disposition through an Underwritten Offering; provided, however, that the Partnership shall have the exclusive right to select the bookrunning managers. The Partnership and such Selling Holders shall enter into an underwriting agreement in customary form that is reasonably acceptable to the Partnership and take all reasonable actions as are requested by the managing underwriters to facilitate the Underwritten Offering and sale of Registrable Securities therein. No Holder may participate in the Underwritten Offering unless it agrees to sell its Registrable Securities covered by the Registration Statement on the terms and conditions of the underwriting agreement and completes and delivers all necessary documents and information reasonably required under the terms of such underwriting agreement. In the event that the managing underwriter of such Underwritten Offering advises the Partnership and the Holder in writing that in its opinion the inclusion of all or some Registrable Securities would adversely and materially affect the timing or success of the Underwritten Offering, the amount of Registrable Securities that each Selling Holder requested be included in such Underwritten Offering shall be reduced on a Pro Rata basis to the aggregate amount that the managing underwriter deems will not have such material and adverse effect. Any Holder may withdraw from such Underwritten Offering by notice to the Partnership and the managing underwriter; provided such notice is delivered prior to the launch of such Underwritten Offering.
(b)    Piggyback Registration. At any time after the 180th day after the Closing Date, if the Partnership shall propose to file a Registration Statement (other than pursuant to a demand made pursuant to Section 7.12(a)) for an offering of Partnership Interests for cash (other than an offering relating solely to an employee benefit plan, an offering relating to a transaction on Form S-4 or an offering on any registration statement that does not permit secondary sales), the Partnership shall notify all Holders of such proposal at least five Business Days before the proposed filing date. The Partnership shall use commercially reasonable efforts to include such number of Registrable Securities held by any Holder in such Registration Statement as each Holder shall request in a Notice received by the Partnership within two Business Days of such Holder’s receipt of the notice from the Partnership. If the Registration Statement about which the Partnership gives notice under this Section 7.12(b) is for an Underwritten Offering, then any Holder’s ability to include its desired amount of Registrable Securities in such Registration Statement shall be conditioned on such Holder’s inclusion of all such Registrable Securities in the Underwritten Offering; provided that, in the event that the managing underwriter of such Underwritten Offering advises the Partnership and the Holder in writing that in its opinion the inclusion of all or some Registrable Securities would adversely and materially affect the timing or success of the Underwritten Offering, the amount of Registrable Securities that each Selling Holder requested be included in such Underwritten Offering shall be reduced on a Pro Rata basis to the aggregate amount that the managing underwriter deems will not have such material and adverse effect. In connection with any such Underwritten Offering, the Partnership and the Selling Holders involved shall enter into an underwriting agreement in customary form that is reasonably acceptable to the Partnership and take all reasonable actions as are requested by the managing underwriters to facilitate the Underwritten Offering and sale of Registrable Securities therein. No Holder may participate in the Underwritten Offering unless it agrees to sells its Registrable Securities covered by the Registration Statement on the terms and conditions of the underwriting agreement and completes and delivers all necessary documents and information reasonably required under the terms of such underwriting agreement. Any Holder may withdraw from such Underwritten Offering by notice to the Partnership and the managing underwriter; provided such notice is delivered prior to the launch of such Underwritten Offering. The Partnership shall have the right to terminate or withdraw any Registration Statement or Underwritten Offering initiated by it under this Section 7.12(b) prior to the effective date of the Registration Statement or the pricing date of the Underwritten Offering, as applicable.
(c)    Sale Procedures. In connection with its obligations under this Section 7.12, the Partnership shall:

(i)    furnish to each Selling Holder (A) as far in advance as reasonably practicable before filing a Registration Statement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing a Registration Statement or supplement or amendment thereto, and (B) such number of copies of such Registration Statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement; provided, however, that the Partnership will not have any obligation to provide any document pursuant to clause (A) hereof that is available on the Commission’s website;
(ii)    if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by a Registration Statement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the managing underwriter, shall reasonably request; provided, however, that the Partnership will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any jurisdiction where it is not then so subject;
(iii)    promptly notify each Selling Holder and each underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (A) the filing of a Registration Statement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective; and (B) any written comments from the Commission with respect to any Registration Statement or any document incorporated by reference therein and any written request by the Commission for amendments or supplements to a Registration Statement or any prospectus or prospectus supplement thereto;
(iv)    immediately notify each Selling Holder and each underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (A) the occurrence of any event or existence of any fact (but not a description of such event or fact) as a result of which the prospectus or prospectus supplement contained in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the prospectus contained therein, in the light of the circumstances under which a statement is made); (B) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement, or the initiation of any proceedings for that purpose; or (C) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, subject to Section 7.12(f), the Partnership agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto; and
(v)    enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of the Registrable Securities, including the provision of comfort letters and legal opinions as are customary in such securities offerings.
(d)    Suspension. Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in Section 7.12(c)(iv), shall forthwith discontinue disposition of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by such subsection or until it is advised in writing by the Partnership that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus.
(e)    Expenses. Except as set forth in an underwriting agreement for the applicable Underwritten Offering or as otherwise agreed between a Selling Holder and the Partnership, all costs and expenses of a Registration

Statement filed or an Underwritten Offering that includes Registrable Securities pursuant to this Section 7.12 (other than underwriting discounts and commissions on Registrable Securities and fees and expenses of counsel and advisors to Selling Holders) shall be paid by the Partnership.
(f)    Delay Right. Notwithstanding anything to the contrary herein, if the General Partner determines that the Partnership’s compliance with its obligations in this Section 7.12 would be detrimental to the Partnership because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone compliance with such obligations for a period of not more than six months; provided, however, that such right may not be exercised more than twice in any 24-month period.
(g)    Indemnification.
(i)    In addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless each Selling Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(g) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus under which any Registrable Securities were registered or sold under the Securities Act, or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.
(ii)    Each Selling Holder shall, to the fullest extent permitted by law, indemnify and hold harmless the Partnership, the General Partner, the General Partner’s officers and directors and each Person who controls the Partnership or the General Partner (within the meaning of the Securities Act) and any agent thereof to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in a Registration Statement, prospectus or free writing prospectus relating to the Registrable Securities held by such Selling Holder.
(iii)    The provisions of this Section 7.12(g) shall be in addition to any other rights to indemnification or contribution that a Person entitled to indemnification under this Section 7.12(g) may have pursuant to law, equity, contract or otherwise.
(h)    Specific Performance. Damages in the event of breach of Section 7.12 by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each party, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives, to the fullest extent permitted by law, any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such party from pursuing any other rights and remedies at law or in equity that such party may have.
Section 7.13    Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the

General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.
ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS
Section 8.1    Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.3(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the register of the Record Holders of Limited Partner Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures, including Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.
Section 8.2    Fiscal Year. The fiscal year of the Partnership shall be a fiscal year ending December 31.
Section 8.3    Reports.
(a)    Whether or not the Partnership is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Partnership (or such shorter period as required by the Commission), the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the Commission’s website) to each Record Holder of a Limited Partner Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner, and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which any Limited Partner Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.
(b)    Whether or not the Partnership is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 50 days after the close of each Quarter (or such shorter period as required by the Commission) except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the Commission’s website) to each Record Holder of a Limited Partner Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which any Limited Partner Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.
ARTICLE IX
TAX MATTERS
Section 9.1    Tax Returns and Information. The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or year that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal, state and local income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.
Section 9.2    Tax Elections.
(a)    The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.
(b)    Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.
Section 9.3    Tax Controversies.
(a)    Subject to the provisions hereof, the General Partner (or its designee) is designated as the “Tax Matters Partner” (as defined in Section 6231(a)(7) of the Code as in effect prior to the enactment of the Bipartisan Budget Act of 2015), and the “Partnership Representative” (as defined in Section 6223 of the Code following the enactment of the Bipartisan Budget Act of 2015 or under any applicable state or local law providing for an analogous capacity), and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. In its capacity as Partnership Representative, the General Partner shall exercise, in its sole discretion, any and all authority of the Partnership Representative, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code or an analogous election under state or local law, which election permits the Partnership to pass any partnership adjustment through to the Persons who were Partners of the Partnership in the year to which the adjustment relates and irrespective of whether such Persons are Partners of the Partnership at the time such election is made. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner in its capacity as Tax Matters Partner or Partnership Representative. For Partners that are not tax-exempt entities (as defined in Section 168(h)(2) of the Code) and subject to the General Partner’s discretion to seek modifications of an imputed underpayment, this cooperation includes (i) filing amended federal, state or local tax returns, paying any additional tax (including interest, penalties and other additions to tax), and providing the General Partner with an affidavit swearing to those facts (all within the requisite time periods), and (ii) providing any other information requested by the General Partner in order to seek modifications of an imputed underpayment. For Partners that are tax-exempt entities (as defined in Section 168(h)(2) of the Code) and subject to the General Partner’s discretion to seek modifications of an imputed underpayment, this cooperation includes providing the General Partner with information necessary to establish the Partner’s tax-exempt status. This agreement to cooperate applies irrespective of whether such Persons are Partners of the Partnership at the time of the requested cooperation.
(b)    Each Partner agrees that notice of or updates regarding tax controversies shall be deemed conclusively to have been given or made by the General Partner if the Partnership has either (i) filed the information for which notice is required with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such information is publicly available on such system or (ii) made the information for which notice is required available on any publicly available website maintained by the Partnership, whether or not such Partner remains a Partner in the Partnership at the time such information is made publicly available.
Notwithstanding anything herein to the contrary, nothing in this provision shall obligate the Partnership Representative to provide notice to the Partners other than as required by the Code.
(c)    The General Partner may amend the provisions of this Agreement as it determines appropriate to satisfy any requirements, conditions, or guidelines set forth in any amendment to the provisions of Subchapter C of Chapter 63 of Subtitle F of the Code, any analogous provisions of the laws of any state or locality, or the promulgation of regulations or publication of other administrative guidance thereunder.
Section 9.4    Withholding and Other Tax Payments by the Partnership.
(a)    The General Partner may treat taxes paid by the Partnership on behalf of all or less than all of the Partners as a distribution of cash to such Partners, or a general expense of the Partnership, or as indemnifiable payments made by the Partnership on behalf of the Partners or former Partners (as provided in Section 9.4(c)), as determined appropriate under the circumstances by the General Partner.
(b)    Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code, or established under any foreign law. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income or from a distribution to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 or Section 12.4(c) in the amount of such withholding from such Partner.
(c)    If the Partnership pays an imputed underpayment under Section 6225 of the Code and/or any analogous provision of the laws of any state or locality, the General Partner may require that some or all of the Partners of the Partnership in the year to which the underpayment relates indemnify the Partnership for their allocable share of that underpayment (including interest, penalties and other additions to tax). This indemnification obligation shall not apply to a Partner to the extent that (i) the Partnership received a modification of the imputed underpayment under Section 6225(c)(2) of the Code (or any analogous provision of state or local law) due to the Partner’s filing of amended tax returns and payment of any resulting tax (including interest, penalties and other additions to tax), (ii) the Partner is a tax-exempt entity (as defined in Section 168(h)(2) of the Code) and either the Partnership received a modification of the imputed underpayment under Section 6225(c)(3) of the Code (or any analogous provision of state or local law) because of such Partner’s status as a tax-exempt entity or the Partnership did not make a good faith effort to obtain a modification of the imputed underpayment due to such Partner’s status as a tax-exempt entity, or (iii) the Partnership received a modification of the imputed underpayment under Section 6225(c)(4)-(6) of the Code (or any analogous provision of state or local law) as a result of other information that was either provided by the Partner or otherwise available to the Partnership with respect to the Partner. This indemnification obligation imposed on Partners, including former Partners, applies irrespective of whether such Persons are Partners of the Partnership at the time the Partnership pays the imputed underpayment.

ARTICLE X
ADMISSION OF PARTNERS
Section 10.1    Admission of Limited Partners.
(a)    A Person shall be admitted as a Limited Partner and shall become bound by the terms of this Agreement if such Person purchases or otherwise lawfully acquires any Limited Partner Interest and becomes the Record Holder of such Limited Partner Interests in accordance with the provisions of Article IV or Article V hereof.
(b)    By acceptance of any Limited Partner Interests transferred in accordance with Article IV or acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger, consolidation or conversion pursuant to Article XIV, and except as provided in Section 4.9, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee, agent or representative acquiring such Limited Partner Interests for the account of another Person or Group, who shall be subject to Section 10.1(c) below) in connection with or after the Initial Public Offering (i) has been or shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when such Person became or becomes the Record Holder of the Limited Partner Interests so transferred or acquired, (ii) became or shall become bound, and has been or shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) shall be or has been deemed to represent that the transferee or acquirer has the capacity, power and authority to enter into this Agreement and (iv) shall be or has been deemed to make any consents, acknowledgements or waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and becoming the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.9.
(c)    With respect to any Limited Partner that holds Limited Partner Units representing Limited Partner Interests for another Person’s account (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Limited Partner Units are registered, such Limited Partner shall, in exercising the rights of a Limited Partner in respect of such Limited Partner Units on any matter, and unless the arrangement between such Persons provides otherwise, take all action as a Limited Partner by virtue of being the Record Holder of such Limited Partner Units at the direction of the Person who is the beneficial owner, and the Partnership shall be entitled to assume such Limited Partner is so acting without further inquiry.
(d)    The name and mailing address of each Record Holder shall be listed on the books of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).
(e)    Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(b).
Section 10.2    Admission of Successor General Partner. A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor is hereby authorized to and shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.
Section 10.3    Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.
ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS
Section 11.1    Withdrawal of the General Partner.
(a)    The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):
(i)    The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;
(ii)    The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;
(iii)    The General Partner is removed pursuant to Section 11.2;
(iv)    The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A) through (C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;
(v)    A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or
(vi)    (A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise upon the termination of the General Partner.
If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.
(b)    Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Eastern Time, on December 31, 2022 the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding a majority of the Voting Eligible Common Units (excluding Common Units owned by the General Partner and its Affiliates) and Series A Preferred Units voting together as a single class and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 12:00 midnight, Eastern Time, on December 31, 2022 the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the outstanding Limited Partner Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal, a successor is not elected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2(a). Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.
Section 11.2    Removal of the General Partner. The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Voting Eligible Limited Partner Units (including Limited Partner Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a Unit Majority. Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Voting Eligible Limited Partner Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3    Interest of Departing General Partner and Successor General Partner.
(a)    In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Voting Eligible Limited Partner Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest and its or its Affiliates’ general partner interest (or equivalent interest), if any, in the other Group Members (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2(a) and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.
For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Limited Partner Units on any National Securities Exchange on which any Limited Partner Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner, the value of the General Partner Interest and other factors it may deem relevant.
(b)    If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.
Section 11.4    [Reserved.]
Section 11.5    Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII
DISSOLUTION AND LIQUIDATION
Section 12.1    Dissolution. The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, Section 11.2 or Section 12.2(a), to the fullest extent permitted by law, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2(a)) its affairs shall be wound up, upon:
(a)    an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and a Withdrawal Opinion of Counsel is received as provided in Section 11.1(b)(i) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;
(b)    an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;
(c)    the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or
(d)    at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.
Section 12.2    Continuation of the Business of the Partnership After Dissolution. Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then, to the maximum extent permitted by law, within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (A), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:
(i)    the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;
(ii)    if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and
(iii)    the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;
provided, however, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner under the Delaware Act and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).
Section 12.3    Liquidator. Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2(a), the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a Unit Majority. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a Unit Majority. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original

Liquidator) shall within 30 days thereafter be approved by holders of at least a Unit Majority. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.
Section 12.4    Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:
(a)    The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.
(b)    Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.
(c)    All property and all cash in excess of (i) that required to satisfy liabilities as provided in Section 12.4(b) and (ii) that required to satisfy, in the aggregate, the Capital Accounts relating to the Series A Preferred Units and Series B Preferred Units as provided for under Section 6.1(d)(xi)(C) and Section 6.1(d)(xiii), respectively, shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments excluding adjustments made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence); provided that (a) any cash or cash equivalents available for distribution under this Section 12.4(c) shall be distributed with respect to the Series A Preferred Units, Series A Senior Securities, Series B Preferred Units and Series B - Senior Securities (up to the positive balances in the associated Capital Accounts) prior to any distribution of cash or cash equivalents with respect to the Series A Junior Securities or Series B Junior Securities and (b) that the aggregate distribution made to holders of the Preferred Units shall be made in a manner that causes the Series A Preferred Unitholders and the Series B Preferred Unitholders to receive an equivalent percentage of the (i) Series A Liquidation Value and (ii) the Series B Liquidation Preference plus accumulated and unpaid Series B Distributions, respectively.
Section 12.5    Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.
Section 12.6    Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.
Section 12.7    Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.
Section 12.8    Capital Account Restoration. No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.
ARTICLE XIII
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE
Section 13.1    Amendments to be Adopted Solely by the General Partner. Each Partner agrees that the General Partner, without the approval of any Partner, subject to Section 5.14(b)(iii)(B), may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:
(a)    a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;
(b)    admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;
(c)    a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;
(d)    a change that the General Partner determines, (i) does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect (except as permitted by subsection (g) of this Section 13.1), (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Limited Partner Units (including the division of any class or classes of outstanding Limited Partner Units into different classes to facilitate uniformity of tax consequences within such classes of Limited Partner Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which any Limited Partner Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the IPO Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;
(e)    a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;
(f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;
(g)    an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Partnership Interests pursuant to Section 5.6;

(h)    any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;
(i)    an amendment effected, necessitated or contemplated by a Merger Agreement or Plan of Conversion approved in accordance with Section 14.3;
(j)    an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a);
(k)    a merger, conveyance or conversion pursuant to Section 14.3(d) or Section 14.3(e); or
(l)    any other amendments substantially similar to the foregoing.
Section 13.2    Amendment Procedures. Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so free of any duty or obligation whatsoever to the Partnership, any Limited Partner or any other Person bound by this Agreement, and, in declining to propose or approve an amendment to this Agreement, to the fullest extent permitted by law, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to propose or approve any amendment to this Agreement shall be permitted to do so in its sole and absolute discretion. An amendment to this Agreement shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or Section 13.3, the holders of a Unit Majority, unless a greater or different percentage of Voting Eligible Limited Partner Units or class of Limited Partners is required under this Agreement. Each proposed amendment that requires the approval of the holders of a specified percentage of Voting Eligible Limited Partner Units or class of Limited Partners shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Voting Eligible Limited Partner Units or class of Limited Partners or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has posted or made accessible such amendment through the Partnership’s or the Commission’s website.
Section 13.3    Amendment Requirements.
(a)    Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Voting Eligible Limited Partner Units or class of Limited Partners required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or changing the required vote of such class or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentages or changing the required vote of such class, unless such amendment is approved by the written consent or the affirmative vote of holders of Voting Eligible Limited Partner Units whose aggregate Voting Eligible Limited Partner Units constitute (w) in the case of a change of the required vote of such class as described in sub-clause (a)(i) or (a)(ii), not less than 66.7% of the class to be changed, (x) in the case of a reduction as described in sub-clause (a)(i) hereof, not less than the voting requirement sought to be reduced, (y) in the case of an increase in the percentage in Section 11.2, not less than 90% of the Voting Eligible Limited Partner Units, or (z) in the case of an increase in the percentage in Section 13.4, not less than a majority of the Voting Eligible Limited Partner Units.
(b)    Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c)    Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Voting Eligible Partnership Interests of the class affected.
(d)    Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(f), no amendments shall become effective without the approval of the holders of at least 90% of the Voting Eligible Limited Partner Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.
(e)    Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Voting Eligible Limited Partner Units.
Section 13.4    Special Meetings. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Voting Eligible Limited Partner Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the specific purposes for which the special meeting is to be called and the class or classes of Limited Partner Units for which the meeting is proposed. No business may be brought by any Limited Partner before such special meeting except the business listed in the related request. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send or cause to be sent a notice of the meeting to the Limited Partners. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not be permitted to vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business. If any such vote were to take place, to the fullest extent permitted by law, it shall be deemed null and void to the extent necessary so as not to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.
Section 13.5    Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Limited Partner Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1.
Section 13.6    Record Date. For purposes of determining the Limited Partners who are Record Holders of the class or classes of Limited Partner Interests entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11, the General Partner shall set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which any Limited Partner Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which such Limited Partners are requested in writing by the General Partner to give such approvals.
Section 13.7    Postponement and Adjournment. Prior to the date upon which any meeting of Limited Partners is to be held, the General Partner may postpone such meeting one or more times for any reason by giving notice to each Limited Partner entitled to vote at the meeting so postponed of the place, date and hour at which such meeting would be held. Such notice shall be given not fewer than two days before the date of such meeting and otherwise in accordance with this Article XIII. When a meeting is postponed, a new Record Date need not be fixed unless such postponement shall be for more than 45 days. Any meeting of Limited Partners may be adjourned by the General Partner one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No Limited Partner vote shall be required for any adjournment. A meeting of Limited Partners may be adjourned by the General Partner as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.
Section 13.8    Waiver of Notice; Approval of Meeting. The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove of any matters submitted for consideration or to object to the failure to submit for consideration any matters required to be included in the notice of the meeting, but not so included, if such objection is expressly made at the beginning of the meeting.
Section 13.9    Quorum and Voting. The presence, in person or by proxy, of holders of a majority of the Voting Eligible Limited Partner Units of the class or classes for which a meeting has been called (including Voting Eligible Limited Partner Units deemed owned by the General Partner) shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Limited Partner Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Voting Eligible Limited Partner Units that in the aggregate represent a majority of the Voting Eligible Limited Partner Units entitled to vote at such meeting shall be deemed to constitute the act of all Limited Partners, unless a different percentage or class vote is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Voting Eligible Limited Partner Units that in the aggregate represent at least such different percentage, or the act of the Limited Partners holding the requisite percentage of the necessary class, shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the exit of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Voting Eligible Limited Partner Units or class of Limited Partners specified in this Agreement.
Section 13.10    Conduct of a Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the submission and revocation of approvals in writing.
Section 13.11    Action Without a Meeting. If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Voting Eligible Limited Partner Units or of any class of Limited Partners that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which any Limited Partner Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Voting Eligible Limited Partner Units held by such Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Voting Eligible Limited Partner Units that were not voted. If approval of the taking of any permitted action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) approvals sufficient to take the action proposed are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are first deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.
Section 13.12    Right to Vote and Related Matters.
(a)    Only those Record Holders of the Voting Eligible Limited Partner Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Voting Eligible”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Voting Eligible Limited Partner Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Voting Eligible Limited Partner Units shall be deemed to be references to the votes or acts of the Record Holders of such Voting Eligible Limited Partner Units.
(b)    With respect to Limited Partner Units that are held for a Person’s account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the voting rights in respect of such Limited Partner Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Limited Partner Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.
ARTICLE XIV
MERGER, CONSOLIDATION OR CONVERSION
Section 14.1    Authority. The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America or any other country, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.
Section 14.2    Procedure for Merger, Consolidation or Conversion.
(a)    Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to consent to any merger, consolidation or conversion of the Partnership shall be permitted to do so in its sole and absolute discretion.
(b)    If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i)    name and state or country of domicile of each of the business entities proposing to merge or consolidate;
(ii)    the name and state of domicile of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);
(iii)    the terms and conditions of the proposed merger or consolidation;
(iv)    the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;
(v)    a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;
(vi)    the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, however, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and
(vii)    such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.
(c)    If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:
(i)    the name of the converting entity and the converted entity;
(ii)    a statement that the Partnership is continuing its existence in the organizational form of the converted entity;
(iii)    a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;
(iv)    the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity;
(v)    in an attachment or exhibit, the certificate of limited partnership of the Partnership;
(vi)    in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;
(vii)    the effective time of the conversion, which may be the date of the filing of the certificate of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of conversion and stated therein); and
(viii)    such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.
Section 14.3    Approval by Limited Partners.
(a)    Except as provided in Section 14.3(d) and Section 14.3(e), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent and, subject to any applicable requirements of Regulation 14A pursuant to the Exchange Act or successor provision, no other disclosure regarding the proposed merger, consolidation or conversion shall be required.
(b)    Except as provided in Section 14.3(d) and Section 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement or Plan of Conversion, as the case may be, effects an amendment to any provision of this Agreement that, if contained in an amendment to this Agreement adopted pursuant to Article XIII, would require for its approval the vote or consent of a greater percentage of the Voting Eligible Limited Partner Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.
(c)    Except as provided in Section 14.3(d) and Section 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or articles of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.
(d)    Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of limited liability under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) of any Limited Partner as compared to its limited liability under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the General Partner determines that the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.
(e)    Additionally, notwithstanding anything else contained in this Agreement, but subject to Section 5.14(b)(vii), the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another limited liability entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) as compared to its limited liability under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Limited Partner Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Limited Partner Unit of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests outstanding immediately prior to the effective date of such merger or consolidation.
(f)    Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.
Section 14.4    Certificate of Merger or Certificate of Conversion. Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion or other filing, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware or the appropriate filing office of any other jurisdiction, as applicable, in conformity with the requirements of the Delaware Act or other applicable law.
Section 14.5    Effect of Merger, Consolidation or Conversion.
(a)    At the effective time of the merger:
(i)    all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;
(ii)    the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;
(iii)    all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and
(iv)    all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.
(b)    At the effective time of the conversion:
(i)    the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;
(ii)    all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;
(iii)    all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;
(iv)    all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;
(v)    a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior Partners without any need for substitution of parties; and

(vi)    subject to Section 5.14(b)(vii), the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the plan of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.
ARTICLE XV
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS
Section 15.1    Right to Acquire Limited Partner Interests.
(a)    Notwithstanding any other provision of this Agreement except Section 5.14(b)(vi)(G), if at any time the General Partner and its Affiliates hold more than 85% of the total Limited Partner Interests of any class then outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests (but excluding the Series A Preferred Units, which are subject to Section 5.14(b)(vi)(G)), of such class then outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three Business Days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.
(b)    If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the applicable Transfer Agent or exchange agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent or exchange agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner), together with such information as may be required by law, rule or regulation, at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be filed and distributed as may be required by the Commission or any National Securities Exchange on which such Limited Partner Interests are listed. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests, in the case of Limited Partner Interests evidenced by Certificates, or instructions agreeing to such redemption in exchange for payment, at such office or offices of the Transfer Agent or exchange agent as the Transfer Agent or exchange agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the Partnership Register shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent or exchange agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate or redemption instructions shall not have been surrendered for purchase or provided, respectively, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article IV, Article V, Article VI and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent or exchange agent of the Certificates representing such Limited Partner Interests, in the case of Limited Partner Interests evidenced by Certificates, or instructions agreeing to such redemption, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the Partnership Register, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the Record Holder of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the Record Holder of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article IV, Article V, Article VI and Article XII).
(c)    In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent or exchange agent in exchange for payment of the amount described in Section 15.1(a) therefor, without interest thereon, in accordance with procedures set forth by the General Partner.
ARTICLE XVI
GENERAL PROVISIONS
Section 16.1    Addresses and Notices; Written Communications.
(a)    Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Except as otherwise provided herein, any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown in the Partnership Register, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing in the Partnership Register is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.
(b)    The terms “in writing”, “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.
Section 16.2    Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
Section 16.3    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
Section 16.4    Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
Section 16.5    Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.
Section 16.6    Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.
Section 16.7    Third-Party Beneficiaries. Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.
Section 16.8    Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(b) without execution hereof.
Section 16.9    Applicable Law; Forum; Venue and Jurisdiction; Waiver of Trial by Jury.
(a)    This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.
(b)    Each of the Partners and each Person or Group holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):
(i)    irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a duty owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;
(ii)    irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claim, suit, action or proceeding;
(iii)    agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;
(iv)    expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and
(v)    consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.
Section 16.10    Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions and/or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.
Section 16.11    Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.12    Facsimile and Email Signatures. The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

MPLX GP LLC

By:	/s/ Michael J. Hennigan
Name:	Michael J. Hennigan
Title:	Chairman, President and Chief Executive Officer